UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________________________________

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SPIRIT AIRLINES, INC.
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SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2017
To the Stockholders of Spirit Airlines, Inc.:

Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of Spirit Airlines, Inc., a Delaware corporation (the “Company”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE, on May 23, 2017, at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect the following two Class III directors to hold office until the 2020 annual meeting of stockholders or until their successors are elected: Robert L. Fornaro and H. McIntyre Gardner;

2.
To ratify the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017;

3.
To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement pursuant to executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on March 27, 2017 (the “Record Date”) can vote at this meeting or any adjournments or postponements thereof.
Our Board of Directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement.
For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.
The Notice of Internet Availability of Proxy Materials will also provide the date, time and online location of the Annual Meeting; the matters to be acted upon at the meeting and the recommendation of the Board of Directors with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our Annual Report to Stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend via the Internet and vote.
You are cordially invited to attend our virtual Annual Meeting, but whether or not you expect to attend (via the Internet), you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
Miramar, Florida
April 5, 2017

SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2017
The Board of Directors of Spirit Airlines, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE, on May 23, 2017, at 9:00 a.m. Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”).
We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 5, 2017, we are making this Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 27, 2017 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. We intend to mail this Proxy Statement, together with the accompanying proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.
The only voting securities of Spirit Airlines, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 69,363,452 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.
In this Proxy Statement, we refer to Spirit Airlines, Inc. as the “Company,” “Spirit,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Spirit’s fiscal year, we mean the twelve-month period ending December 31 of the stated year. Agreements, plans and other documents referenced to in this Proxy Statement are to be qualified in their entirety by reference to the actual full text of such agreements, plans and other documents.
The Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), is available in the “Financials” section of our website at http://ir.spirit.com. You also may obtain a copy of the Company’s Annual Report on Form 10-K, without charge, by contacting: Secretary, c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, FL 33025.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 27, 2017 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 69,363,452 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 27, 2017, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend (via the Internet) the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on March 27, 2017, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend (via the Internet) the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.
What am I being asked to vote on?
You are being asked to vote “FOR”:

•	the election of the following two Class III directors to hold office until our 2020 annual meeting of stockholders: Robert L. Fornaro and H. McIntyre Gardner;

•	the ratification of the selection, by the Audit Committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
How do I vote?
You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.
For the election of directors, you may either vote “FOR” each of the two nominees or you may withhold your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the non-binding, advisory vote to approve the compensation of our named executive officers, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend (via the Internet) the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote via the Internet. In such case, your previously submitted proxy will be disregarded.

•	To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•
To vote by mail, if you properly requested and received a proxy card by mail or email, complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote (via the Internet) at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically. If you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
How are votes counted?
With respect to Proposal No. 1, the election of directors, the two nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.
Brokers who hold shares in street name for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1 and 3, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.
If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1 and, with regard to Proposal Nos. 2 and 3, will have the same effect as an “AGAINST” vote.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 27, 2017.
How do I vote via Internet or telephone?
You may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 22, 2017. The giving of such a telephonic or Internet proxy will not affect your right to vote should you decide to attend (via the Internet) the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

What if I return a proxy card but do not make specific choices?
If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the two nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, and “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers. If any other matter is properly presented at the Annual Meeting, your proxy (i.e., one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or the proxy card that you receive by mail or email pursuant to your request, which include instructions for voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 2800 Executive Way, Miramar, Florida 33025.

•	You may attend (via the Internet) the Annual Meeting and vote online. Simply attending (via the Internet) the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year’s Annual Meeting?
To be considered for inclusion in the proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 6, 2017, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that annual meeting is more than thirty (30) days before or more than sixty (60) days after the first anniversary of the Annual Meeting, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in the proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 23, 2018 and February 22, 2018; provided that if the date of that annual meeting is earlier than April 23, 2018 or later than July 22, 2018, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 69,363,452 shares outstanding and entitled to vote. Accordingly, not less than 34,681,727 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present via the Internet or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
The Board is comprised of eight members. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.
Presently, our directors are divided among the three classes as follows:

•	Class III directors: Robert L. Fornaro and H. McIntyre Gardner, whose terms will expire at the Annual Meeting;

•	Class I directors: Robert D. Johnson, Barclay G. Jones III and Dawn M. Zier, whose terms will expire at the annual meeting of stockholders to be held in 2018; and

•	Class II directors: Carlton D. Donaway, David G. Elkins and Myrna M. Soto, whose terms will expire at the annual meeting to be held in 2019;
Any additional directorships resulting from an increase in the number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the directors.
The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Accordingly, Robert L. Fornaro and H. McIntyre Gardner have been nominated and each has consented to being named in this Proxy Statement and to serve as Class III directors upon their election at the Annual Meeting. Each director to be elected will hold office until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.
Directors are elected by a plurality of the votes cast at the meeting. Pursuant to the Company's corporate governance guidelines, any director nominee who receives a greater number of votes withheld from his or her election than votes for such election must submit his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Board will then act after considering the Nominating and Corporate Governance Committee's recommendation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company
Class III Directors for election at the 2017 Annual Meeting of Stockholders
Robert L. Fornaro (4)	64	President, Chief Executive Officer and Director
H. McIntyre Gardner (2)	55	Director and Chairman of the Board
Class I Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Robert D. Johnson (1) (4)	69	Director
Barclay G. Jones III (1) (3)	56	Director
Dawn M. Zier (1) (4)	52	Director
Class II Directors whose terms expire at the 2019 Annual Meeting of Stockholders
Carlton D. Donaway (3)	65	Director
David G. Elkins (2) (3)	75	Director
Myrna M. Soto (2) (4)	48	Director

(1)    Member of the Audit Committee of the Board
(2)    Member of the Compensation Committee of the Board
(3)    Member of the Nominating and Corporate Governance Committee of the Board
(4)    Member of the Safety, Security and Operations Committee of the Board
Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders
Robert L. Fornaro has been a member of the Board since May 2014. He has served as President and CEO since January 2016. Mr. Fornaro served as a consultant to Southwest Airlines Co. and AirTran Airways Inc., a subsidiary of AirTran Holdings Inc., from May 2011 through April 2014. He served as the President and Chief Executive Officer of AirTran Holdings Inc. from November 2007 to May 2011. He also served as President and Chief Operating Officer of AirTran Airways Inc. from March 2001 to November 2007 and as President and Chief Financial Officer from March 1999 to August 2000. From February 1998 to March 1999, Mr. Fornaro served as a consultant in the airline industry. From 1992 to February 1998, he served as Senior Vice President of Planning for US Airways. Prior to that, he served as Senior Vice President of Marketing Planning at Northwest Airlines from 1988 to 1992. He served as the Chairman of AirTran Airways Inc. from May 2008 to May 2011 and served on its board from 2001 to May 2011. He served as Chairman of the Board of AirTran Holdings Inc. from 2008 to May 2011. The Board has previously concluded that Mr. Fornaro should serve on the Board and on the Safety, Security and Operations Committee based on his business skills, experience in the airline industry, operational expertise, general business knowledge and due to his position as President and CEO.
H. McIntyre Gardner has been a member of the Board since July 2010 and Chairman of the Board since August 2013. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. Since February 2017, he serves on the board of Blucora, Inc., a publicly traded technology-enabled financial solutions company. The Board has previously concluded that Mr. Gardner should serve on the Board as Chairman and on the Compensation Committee, based on his financial and business skills, extensive corporate finance experience and broad financial expertise.
Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders
Robert D. Johnson has been a member of the Board since July 2010. Mr. Johnson retired in 2008 as Chief Executive Officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as President and Chief Executive Officer. Prior to Honeywell Aerospace,

Mr. Johnson held management positions at various aviation and aerospace companies. He served on the board of directors of Ariba, Inc., a publicly traded software company, from 2005 to 2012, and currently serves on the board of directors of Spirit Aerosystems, a publicly traded aerospace components company that is not affiliated with Spirit Airlines, and Roper Industries, Inc., a publicly traded diversified industrial company. The Board has concluded that Mr. Johnson should continue to serve on the Board and on the Audit and Safety, Security and Operations Committees because of his experience in the aviation and aerospace industries, his financial expertise and his general business knowledge.
Barclay G. Jones III has been a member of the Board since 2006. Since March 2000, Mr. Jones has been the Executive Vice President of Investments for iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry. Prior to iStar, Mr. Jones was at W.P. Carey & Co., an investment management company, where he served in a variety of capacities, including Vice Chairman and Chief Acquisitions Officer. The Board has concluded that Mr. Jones should continue to serve on the Board and on the Audit and Nominating and Corporate Governance Committees based on his financial expertise and his general business experience.
Dawn M. Zier has been a member of the Board since June 2015. Since November 2012, Ms. Zier has served as President and Chief Executive Officer of Nutrisystem Inc., a commercial provider of weight loss products and services, and as a member of its board of directors. Before joining Nutrisystem, Ms. Zier served as the President of International at the Reader's Digest Association, Inc., a global media and direct marketing company (the "Reader's Digest Association"), from April 2011 to November 2012 and as an Executive Vice President of the Reader's Digest Association from February 2011 to November 2012. Prior to that, she served in various other management positions at the Reader's Digest Association. RDA Holding Co., the holding company and parent of Reader's Digest Association, underwent a reorganization under Chapter 11 of the U.S. Bankruptcy Code beginning in 2013. Ms. Zier also served on the Direct Marketing Education Foundation's Board of Trustees from October 2010 to October 2012 and on the Direct Marketing Association's Board of Directors from October 2008 to October 2015, and also as its Secretary from October 2012 to October 2014. From 2005 to 2009, she chaired the Magazine's Director's Advisory Committee for the Audit Bureau of Circulations. The Board has concluded that Ms. Zier should serve on the Board and on the Audit and Safety, Security and Operations Committees based on her leadership, consumer marketing expertise and general business experience.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders
Carlton D. Donaway has been a member of the Board since January 2013. Since 2004, Mr. Donaway has been the principal and Chairman of JSKD Advisors LLC, a consulting firm. From 2004 to 2008, Mr. Donaway was an advisor to Cerberus Capital Management, L.P. (“Cerberus”), a private investment firm, and to Cerberus Operations and Advisory Company, an affiliate of Cerberus that offers senior management and advisory services. Prior to working with Cerberus, Mr. Donaway served as Executive Chairman of DHL Holdings-USA, a division of Deutsche Post DHL that provides international express and mail services. He was also Chairman and Chief Executive Officer of Airborne, Incorporated, a global transportation and logistics company. Mr. Donaway served as a board member and Chairman of Anchor Glass Container Corporation, a glass container manufacturer, from November 2004 to June 2005. Mr. Donaway also served as a board member of ACE Aviation Holdings, an investment holding company for various aviation interests, from 2004 to 2008. The Board has previously concluded that Mr. Donaway should serve on the Board and on the Nominating and Corporate Governance Committee based on his knowledge of the aviation industry, experience in operational and governance matters, leadership and general business experience.
David G. Elkins has been a member of the Board since July 2010. Mr. Elkins retired in 2003 as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a North American chemicals producer headquartered in Houston, Texas. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews Kurth LLP, where he specialized in corporate and business law. Mr. Elkins formerly served as an independent director of numerous public and private corporations, including The Houston Exploration Company, Holley Performance Products, Inc. (non-executive Chairman), Pliant Corporation, Zilog, Inc., Sterling Chemicals, Inc., Guilford Mills, Inc., Pioneer USA, Inc. and Memorial Hermann Hospital System. Mr. Elkins currently serves on the Development Board of the University of Texas at Arlington. The Board has previously concluded that Mr. Elkins should serve on the Board and on the Compensation and Nominating and Corporate Governance Committees based on his experience with corporate and financial transactions, corporate governance expertise, human resources and executive compensation expertise and business leadership experience.
Myrna M. Soto has been a member of the Board since March 2016. Since August 2015, she has served as Senior Vice President, Global and Chief Information Security Officer of Comcast Corporation ("Comcast"), which operates as a worldwide media and technology company. From 2009 to August 2015, Ms. Soto was the Senior Vice President and Chief Infrastructure and Information Security Officer of Comcast. Prior to these roles, from 2005 until September 2009, she served as Vice President of Information Technology Governance and Chief Information Security Officer of MGM Resorts International, a

global hospitality company. She has been a director of CMS Energy Corporation, a publicly traded energy company, and its principal subsidiary, Consumers Energy Corporation, since January 2015. The Board has concluded that Ms. Soto should continue to serve on the Board and on the Compensation and Safety, Security and Operations Committees based on her experience in information technology and security experience matters, leadership and general business experience.
Executive Officers
The following is biographical information for our current executive officers, other than Mr. Fornaro who is discussed above.

Name	Age	Position(s)
Edward M. Christie, III	46	Executive Vice President and Chief Financial Officer
John Bendoraitis	53	Senior Vice President and Chief Operating Officer
Thomas C. Canfield	61	Senior Vice President, General Counsel and Secretary
Scott M. Haralson	44	Vice President, Financial Planning and Analysis
Matthew H. Klein	43	Senior Vice President and Chief Commercial Officer
Edmundo Miranda	40	Vice President, Controller
M. Laurie Villa	56	Vice President and Chief Human Resources Officer
Rocky B. Wiggins	58	Senior Vice President, Chief Information Officer

Edward M. Christie, III has served as our Executive Vice President and Chief Financial Officer since January 2017 and, prior to that, as our Senior Vice President and Chief Financial Officer since he joined Spirit in April 2012. He served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 2010 to July 2011. Mr. Christie served in various positions from 2002 to 2010 at Frontier Airlines, including as Chief Financial Officer from June 2008 to January 2010, as Senior Vice President, Finance from February 2008 to June 2008, as Vice President, Finance from May 2007 to February 2008, and before that in several positions, including Corporate Financial Administrator, Director of Corporate Financial Planning, and Senior Director of Corporate Financial Planning and Treasury. In April 2008, Frontier Airlines filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

John Bendoraitis has served as our Senior Vice President and Chief Operating Officer since October 2013.  Prior to joining Spirit, Mr. Bendoraitis served as Chief Operating Officer of Frontier Airlines from March 2012 to October 2013.  Previously, from 2008 to 2012, he served as President of Comair Airlines. From 2006 to 2008, he served as President of Compass Airlines, where he was responsible for the certification and launch of the airline. Mr. Bendoraitis began his aviation career in 1984 at Northwest Airlines, where over a 22-year span he worked his way up from aircraft technician to vice president of base maintenance operations.

Thomas C. Canfield has served as our Senior Vice President—General Counsel and Secretary since October 2007. From September 2006 to October 2007, Mr. Canfield served as General Counsel & Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as CEO and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in 17 Latin American cities. Mr. Canfield also served as General Counsel & Secretary at AT&T Latin America Corp from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board and on the audit and nominating and corporate governance committees of Iridium Communications Inc., a satellite communications company.
Scott M. Haralson has served as our Vice President, Financial Planning and Analysis since August 2012. Prior to that, from January 2010 to August 2012, Mr. Haralson served as the Director of Finance for Dish Network and from January 2009 to January 2010, as the Director of Financial Planning and Analysis for Frontier Airlines. He also served as Chief Financial Officer at Guardian Gaming from March 2008 to January 2009 and at Swift Aviation from July 2006 to March 2008. From August 2000 to July 2006, Mr. Haralson served in various financial management positions at America West and US Airways.

Matthew H. Klein has served as our Senior Vice President and Chief Commercial Officer since August 2016. Prior to that, Mr. Klein served as the Chief Commercial Officer at lastminute.com from December 2013 to December 2015 and as Vice President, Global Airline Relations at Travelocity from October 2012 to November 2013. From September 2011 to September 2012 and from January 2016 to July 2016, he worked in various consulting capacities in the travel industry. Mr. Klein also served in various pricing, revenue management, forecasting and distribution planning positions at AirTran Airways from September 1999 to September 2011, and in various other roles in domestic pricing at US Airways from 1995 to 1999. Mr. Klein served on the board of the Airlines Reporting Corporation, an air travel intelligence and commerce company, from September 2010 to September 2011.
Edmundo Miranda has served as our Vice President and Controller since January 2012. He has also served as the Company's Principal Accounting Officer since May 2016. Mr. Miranda served as our Senior Director, Corporate Controller from January 2009 to December 2011 and as Director of Corporate Accounting from July 2007 to January 2009. From 2001 to 2007, Mr. Miranda served in the audit practice of KPMG LLP, where he worked with publicly traded and mid-sized to large private corporations before leaving as a Manager.
M. Laurie Villa has served as our Vice President & Chief Human Resources Officer since October 2014. Prior to that, Mrs. Villa was an independent consultant and, from March 2014 to September 2014, served as Interim Vice President, Human Resources at Charter Schools USA.  Other senior roles held by Mrs. Villa include Chief People Officer for Liberty Power from November 2009 to February 2013, VP, Human Resources for LexisNexis Risk Solutions from July 2006 to September 2009 and Senior VP, Human Resources for Ann Taylor Corporation from April 2002 to January 2005.  Prior to that, she held global senior human resources leadership positions at both Transora and Sara Lee Corporation.  She also serves on the Board of Advisors of Primate Technologies, a private software development company in the power utility industry, since March of 2013.
Rocky B. Wiggins has served as our Senior Vice President and Chief Information Officer since September 2016. Prior to joining Spirit, from June 2014 to September 2016, Mr. Wiggins served as Executive Vice President and Chief Information Officer at WestJet Airlines. From September 2011 to May 2014, he served as Chief Information Officer at Sun Country Airlines and from September 2000 to July 2011 as Chief Information Officer of AirTran Airways. Prior to that, he served in various information technology leadership positions at US Airways for almost 20 years.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NASDAQ Stock Market rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ Stock Market, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that, with the exception of Mr. Fornaro, our President and CEO, all the members of the Board are independent directors, in each case within the meaning of the applicable NASDAQ Stock Market listing standards.
As required under the NASDAQ Stock Market rules, our independent directors meet regularly in executive sessions at which only independent directors are present.
There are no family relationships among any of our directors or executive officers.
Board Responsibilities; Risk Oversight
The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our CEO and other members of management based on reports from the Compensation Committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of Board composition, the structure and membership of Board committees, and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, our Audit Committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, while our Safety, Security and Operations Committee reviews our activities, programs and procedures on safety, security and airline operations matters and routinely assesses related risk. Our Audit and Safety, Security, and Operations Committees report to the full Board with respect to these matters, among others. Our Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and periodically reports to the entire Board about such risks.
Leadership Structure
We have historically separated the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO, and sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Gardner currently serves as our Chairman of the Board and Mr. Fornaro currently serves as our President and CEO. Our amended and restated bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board. In his capacity as Chairman of the Board, Mr. Gardner generally performs the functions of a lead director.
Board Committees
The Board has the following standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Safety, Security and Operations Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board also has provided for an ad hoc Finance Committee, which meets at the request of the Board or management. A copy of the Finance Committee charter is available on the Company’s website at http://ir.spirit.com.

Committee Membership as of April 5, 2017

Director	Independent (Y/N)	Audit	Compensation	Nominating and Corporate Governance	Safety, Security and Operations
Carlton D. Donaway	Y			Chair
David G. Elkins	Y		Chair	X
Robert L. Fornaro	N				X
H. McIntyre Gardner	Y		X
Robert D. Johnson	Y	X			Chair
Barclay G. Jones III	Y	Chair		X
Myrna M. Soto	Y		X		X
Dawn M. Zier	Y	X			X
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the Audit Committee charter and the committee’s performance. The current members of our Audit Committee are Messrs. Johnson, and Jones and Ms. Zier, with Mr. Jones serving as the chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Board has determined that all members of the Audit Committee are financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market. All four members of the Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the Audit Committee charter is available on the Company’s website at http://ir.spirit.com.
Compensation Committee
Our Compensation Committee reviews and approves, and in some instances makes recommendations with respect to, the Company's policies, practices and plans relating to compensation and benefits of our officers and other management level employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our CEO and other executive officers, evaluates their performance in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The Compensation Committee considers recommendations of our CEO with respect to the compensation of other Company officers. Our CEO evaluates each other officer’s overall performance and contributions to us at the end of each fiscal year and reports to the Compensation Committee his recommendations for the other officers’ compensation. The Compensation Committee also administers the issuance of restricted stock units, performance share units and other equity-based awards under our compensation plan documents. The Compensation Committee also reviews, and makes recommendations to the Board with respect to, the form and amount of compensation of non-employee directors of the Company. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee performs other functions as set forth in the Compensation Committee charter. A copy of the Compensation Committee charter is available on the Company’s website at http://ir.spirit.com.
During 2016, the Compensation Committee continued to engage Willis Towers Watson, an independent executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Willis Towers Watson and by Company management, in March 2017 the Compensation Committee determined that no conflict of interest currently exists with, or was raised during 2016 by the work of, Willis Towers Watson, and that Willis Towers Watson is independent considering the factors enumerated by the SEC for evaluating compensation advisor independence.
The current members of our Compensation Committee are Messrs. Elkins and Gardner and Ms. Soto, with Mr. Elkins serving as the chair of the committee. The Board has affirmatively determined that each of Messrs. Elkins and Gardner and Ms. Soto meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules and for purposes of Section 162(m) of the Internal Revenue C ode. Ms. Soto joined the Compensation Committee effective March 29, 2016, the same day she was appointed to serve as a Class II director of the Company. As such, Ms. Soto did not participate in any deliberations and decisions of the Compensation Committee carried out and effectuated prior to March 29, 2016. Mr. Donaway was a member of the Compensation Committee for most of 2016.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for making recommendations regarding candidates for directorships, the size and composition of the Board and committee memberships. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines, reporting and making recommendations concerning governance matters, and reviewing and making recommendations regarding succession plans with respect to our CEO and other named executive officers. A copy of our corporate governance guidelines is available on the Company's website at http://ir.spirit.com.

The Nominating and Corporate Governance Committee reviews candidates for directors in the context of the current composition, skills and expertise of the Board, the operating requirements of the Company and the interests of stockholders. The Nominating and Corporate Governance Committee also takes into consideration applicable laws and regulations (including the NASDAQ Stock Market listing standards), diversity, skills, experience, integrity, ability to make independent analytical inquires, understanding of the Company’s business and business environment, willingness to devote adequate time and effort to Board responsibilities and other relevant factors. The Nominating and Corporate Governance Committee may also engage, if it deems appropriate, a professional search firm, to identify candidates that possess the desired characteristics and skills. During each search, the Nominating and Corporate Governance Committee (i) assesses the Board's needs and functions; (ii) develops search specifications which are reported to, and concurred by, the full Board; (iii) convenes a search sub-committee (which generally includes all members of the Nominating and Corporate Governance Committee, the Chairman of the Board and the CEO) to conduct recruitment efforts and interviews with the director candidates; (iv) performs appropriate and necessary screenings and inquiries into the backgrounds and qualifications of possible director candidates; and lastly (v) may recommend a nominee(s) to the Board, which subsequently votes to elect the nominee(s). In March 2016, the Nominating and Corporate Governance Committee found Ms. Soto to be well-qualified and recommended to the Board that Ms. Soto be appointed as a Class II director and be nominated to stand for reelection at the Annual Meeting. Both recommendations were subsequently approved by the Board and, on June 14, 2016, Ms. Soto was reelected as a class II director by the Company's shareholders.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in accordance with, and pursuant to, the Company's amended and restated bylaws. The Board believes that the procedures set forth in the Company’s amended and restated bylaws are currently sufficient and that the establishment of a formal policy is not necessary.
Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering, along with any updates or supplements required by the Company’s amended and restated bylaws, a written recommendation, c/o the Company’s Secretary, to the following address: Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025 not earlier than the 120th day prior to and not later than the 90th day prior to the first anniversary of the Company’s annual meeting of stockholders for the preceding year; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such recommendation shall be delivered not earlier than the 120th day prior to the Company’s annual meeting and not later than the 90th day prior to such annual meeting, or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Submissions must include the required information and follow the specified procedures set forth in the Company’s amended and restated bylaws. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee will evaluate any director candidates that are properly recommended by stockholders in the same manner as it evaluates all other director candidates, as described above.
The Nominating and Corporate Governance Committee is currently comprised of Messrs. Donaway, Elkins and Jones, with Mr. Donaway serving as the chair of the committee. The Board has affirmatively determined that each of Messrs. Donaway, Elkins and Jones meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules. A copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at http://ir.spirit.com.
Safety, Security and Operations Committee
Our Safety, Security and Operations Committee oversees the Company's activities, programs and procedures with respect to safety, security and airline operations. Among other matters, the Safety, Security and Operations Committee reviews the Company's safety programs, policies and procedures; revie ws the Company's policies, procedures and investments, and monitors the Company activities, with respect to physical and information security; and reviews other aspects of airline operations such as reliability, organization and staffing. The current members of our Safety, Security and Operations Committee are Messrs. Fornaro and Johnson and Mses. Soto and Zier, with Mr. Johnson serving as the chair of the committee. The Safety, Security and Operations Committee operates under a written charter, a copy of which is available on the Company’s website at http://ir.spirit.com.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met seven times during 2016. The Audit Committee of the Board met eight times, the Compensation Committee of the Board met seven times, the Nominating and Corporate Governance Committee met two times, and the Safety, Security and Operations Committee of the Board met five times during 2016. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, during 2016. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our current directors attended our annual meeting of stockholders in 2016.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 2800 Executive Way, Miramar, Florida 33025. The Secretary will forward the communication to the Board members.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Executive Compensation
We seek to ensure a pay-for-performance culture with well-balanced and transparent compensation policies and practices, as more fully described in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Perquisites
Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and non-employee directors, and their respective immediate families, are entitled to certain travel privileges on our flights, which may be on a positive space basis. In addition, retired non-employee directors who meet certain criteria are eligible for lifetime post-retirement positive-space air travel on our airline, as more fully described in the "Non-Employee Director Compensation" section of this Proxy Statement.

Stock Ownership Guidelines for Non-employee Directors and Executives
We maintain stock ownership guidelines applicable to non-employee directors and executives, as more fully described in the "Non-Employee Director Compensation" and "Compensation Discussion and Analysis" sections of this Proxy Statement. Non-employee directors and executives are expected to meet their ownership guidelines within five years of becoming subject to the guidelines. All of our non-employee directors and executive officers who have served at least five years are currently in compliance with the guidelines.
Clawback Policy
We maintain a clawback policy, pursuant to which the Company may seek reimbursement of incentive compensation (cash and equity-based) paid to executive officers on the basis of reported financial results that were later the subject of a financial statement restatement. Reimbursement under the policy, which became effective January 1, 2014, is limited to the extent the incentive compensation would have been less had it been based on the restated financial results.

Retirement and Pension Practices
We do not provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our executive officers.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The guidelines address areas such as Board and committee size and composition, director qualification standards and interaction with institutional investors. A copy of our corporate governance guidelines is available to security holders on the Company's website at http://ir.spirit.com.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is applicable to all members of the Board, officers and employees, including our CEO, Chief Financial Officer and principal accounting officer. The Code of Business Conduct and Ethics addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing, to promote honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose (1) the nature of any substantive amendment to our Code of Business Conduct and Ethics that applies to our directors, officers or other principal financial officers and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified directors, officers or other principal financial officers, the name of such person who is granted the waiver and the date of the waiver, on our website. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://ir.spirit.com.

Related Party Transactions
The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company's directors and executive officers complete an annual questionnaire that requires them to identify and describe, among other items, any transactions that they or their respective related parties may have with the Company.

Limitation of Liability and Indemnification Related Party Transactions
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we may indemnify our directors and executive officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and executive officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by the Board. For more information, see “Certain Relationships and Related Transactions – Other Transactions” elsewhere in this Proxy Statement. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL NO. 2:
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2016 and 2015. All fees described below were approved by the Audit Committee.

	Year Ended December 31,
	2016	2015
	(in thousands)
Audit Fees	$905	$1,098
Audit-Related Fees	—	—
Tax Fees	35	75
All Other Fees	2	2
Total Fees	$942	$1,175
Audit Fees
Audit fees represent fees billed for professional services rendered for the audit of our annual financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with certain other regulatory filings including our 2016 and 2015 filings of reports or registration statements on Form 10-K, Form 10-Q, Form 8-K, Form S-3, Form S-8 and comfort letter consents.
Audit-Related Fees
There were no audit-related fees of Ernst & Young LLP during 2016 and 2015.

Tax Fees
Tax fees represent fees billed for professional services rendered for the review and advice on U.S. and foreign tax matters.
All Other Fees
All other fees represent an annual license fee for access to Ernst & Young LLP’s web-based accounting research tool during 2016 and 2015.

Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Company's website at http://ir.spirit.com.
The Audit Committee approved all audit and other services provided by Ernst & Young LLP for 2016 and 2015 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the Audit Committee.
The Audit Committee periodically considers whether the non-audit services rendered by Ernst & Young LLP are compatible with maintaining Ernst & Young LLP’s independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company is soliciting stockholders for a non-binding, advisory vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). In 2012, our stockholders voted on a proposal relating to the frequency of the "say-on-pay" vote. We recommended, and our stockholders approved on an advisory, non-binding basis, an annual say-on-pay vote. We agree with our stockholders and have included this advisory (non-binding) vote on the compensation of our named executive officers for fiscal year 2016.
Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:
“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
At our 2016 annual meeting of stockholders, approximately 98% of the shares voted were cast in favor of our management "say on pay" resolution. The Compensation Committee believes those voting results affirm our stockholders’ support of our approach to executive compensation and, consistent with the recommendations from Willis Towers Watson, did not make any fundamental changes for 2017. The Company recommends that stockholders again approve and support the decisions pertaining to the compensation of our named executive officers and the Company’s executive compensation programs.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement, our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer’s compensation “at-risk” by linking it to the Company’s performance. We believe that our compensation program, with its balance of short-term incentives (including annual performance bonuses) and long-term incentives (including performance-based equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, the accompanying compensation tables and the related narrative disclosure.
Among other programs applicable to executive officers, the Company (i) does not pay tax gross-ups to its executive officers with respect to retirement, severance or change-in-control payments; (ii) maintains stock ownership guidelines as well as a clawback policy, both applicable to executive officers; and (iii) has an anti-hedging and anti-pledging policy applicable to executive officers.
This vote is non-binding. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Unless the Board modifies its determination on the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at the 2018 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT, THE ACCOMPANYING COMPENSATION TABLES
AND THE RELATED NARRATIVE DISCLOSURE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of the Record Date (March 27, 2017), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer as set forth in the summary compensation table below;
•each of our directors; and
•all current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days and restricted stock units that vest within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.
Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date and restricted stock units that vest within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding these options, warrants and restricted stock units and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
Beneficial ownership is based on there having been 69,363,452 shares of our voting common stock outstanding as of the Record Date. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025.
Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Common Stock	Securities Exercisable or Vesting Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
FMR LLC (1)	7,425,247	—	7,425,247	10.7%
The Vanguard Group (2)	5,136,595	—	5,136,595	7.4%
Wellington Management Group (3)	3,772,207	—	3,772,207	5.4%
Named Executive Officers and Directors:
Robert L. Fornaro	12,397	—	12,397	*
Edward M. Christie III	68,647	2,475	71,122	*
John Bendoraitis	9,413	—	9,413	*
Thomas C. Canfield	34,144	2,112	36,256	*
Rocky B. Wiggins	—	—	—	*
B. Ben Baldanza (4)	112,899	—	112,899	*
Carlton D. Donaway	7,227	—	7,227	*
David G. Elkins	9,705	—	9,705	*
H. McIntyre Gardner	10,911	—	10,911	*
Robert D. Johnson	7,205	—	7,205	*
Barclay G. Jones III	10,205	—	10,205	*
Myra M. Soto	1,523	—	1,523	*
Dawn M. Zier	3,272	—	3,272	*
All 16 current directors and executive officers as a group	228,278	6,624	234,902	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Has a principal business address at 245 Summer Street, Boston, Massachusetts 02210.

(2)	Has a principal business address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	Has a principal business address at 280 Congress Street, Boston, Massachusetts 02210.

(4)	Mr. Baldanza's employment with the Company terminated on January 4, 2016. The information shown is based on his last reported Section 16 filing with the SEC, dated April 12, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

NON-EMPLOYEE DIRECTOR COMPENSATION
We compensate our non-employee directors for their service on the Board, but do not pay director fees to our directors who are our employees. In late 2014, the Compensation Committee requested an updated analysis of the terms and conditions of our non-employee director compensation policy from Willis Towers Watson, who has served as its independent compensation advisor since 2011. Willis Towers Watson undertook a detailed review of board compensation trends, including as to the form and amount of cash compensation and equity grants, chairperson retainers and stock ownership guidelines. The advisor benchmarked the Board's compensation against both an airline peer group as well as a small to mid-sized (based on revenues) general industry group, considering that the Company would be competing for director talent and experience from a variety of businesses. The analysis showed that the Board’s compensation fell at approximately the 50th percentile among the population studied. In recommending a revised non-employee director policy, Willis Towers Watson took into account its own competitive analysis as well as certain subjective factors specific to the Company, such as the extraordinarily high degree of oversight provided by the Company's non-employee directors. Willis Towers Watson also took into account the Compensation Committee's intention, for cost avoidance purposes, to not review non-employee director compensation for at least two years. After careful review, the Compensation Committee approved on February 18, 2015 the revised non-employee director compensation plan recommended by Willis Towers Watson. The revised policy, which was ratified by the full Board on February 20, 2015, provides for:

•	Annual cash retainer of $50,000, paid in quarterly installments, for each non-employee director.

•	Cash meeting fees of $1,500 for attendance at each Board or committee meeting.

•
Additional retainers for the Chairman of the Board ($70,000, split evenly between cash and restricted stock units vesting 100% in one year from grant date), Chair of the Audit Committee ($15,000 in cash), Chair of the Compensation Committee ($12,000 in cash) and chairs of any other standing Board committees ($6,000 in cash per each chair).

•
Annual equity based grants for each non-employee director in the form of restricted stock units with a fair market value of $95,000 as of grant date, vesting 100% one year from grant date. Any new non-employee director appointed after annual equity based grants have been made to incumbent directors in any year, is entitled to receive an annual equity grant of restricted stock units, prorated to reflect his or her start date, vesting 100% one year from the grant date of the annual equity based grants made to incumbent directors.

•	Initial equity based grant for any new non-employee directors of restricted stock units with a fair market value of $20,000 as of grant date, vesting 100% one year from grant date.

The foregoing policy, together with the Company’s stock ownership guidelines discussed below, is designed to ensure alignment with long-term stockholder interests. The policy is also designed to (i) ensure that the Company can attract and retain outstanding director candidates, (ii) recognize the substantial time commitment necessary to oversee the affairs of the Company and (iii) support the independence of thought and action expected of directors.
On February 18, 2016, each of our then-serving non-employee directors received a grant of 2,130 restricted stock units with a vesting date of February 18, 2017. Also on February 18, 2016, Mr. Gardner received an additional grant of 785 restricted stock units with 100% vesting on February 18, 2017, representing 50% in value of his annual retainer as Chairman of the Board. On March 29, 2016, Ms. Soto, who became a member of the Board effective March 29, 2016, received an initial grant of 420 restricted stock units with 100% vesting on March 29, 2017 and a standard annual grant (prorated to reflect her March 29, 2016 start date) of 1,523 restricted stock units with 100% vesting on February 18, 2017.
Our non-employee directors are reimbursed for travel and other expenses incurred for attending meetings. Furthermore, consistent with prevailing practice in the airline industry, non-employee directors and their immediate family members are afforded free positive-space personal air travel benefits on our airline, in our case up to a maximum value of $5,000 per year. We maintain a deferral program by which each non-employee director may, at his or her election and prior to the grant date, defer settlement of 100% of his or her vested restricted stock units until the earliest of (a) 360, 720 or 1,080 days (the non-employee director must affirmatively select desired number of days); (b) a change of control; and (c) 30 days after termination of service. Prior to the 2016 grants described above, some directors elected to defer settlement of 100% of their vested restricted stock units.
In March 2016, the Compensation Committee adopted a program by which retired non-employee directors who had served on the Board for a period of at least five years ended on or after June 1, 2015, would be eligible for lifetime post-retirement positive-space air travel on our airline for the former non-employee director and, until the death of the former non-employee director, for his or her spouse and dependent children, up to a maximum value of $5,000 per year.

2017 Non-Employee Director Compensation
The Compensation Committee did not request Willis Towers Watson to conduct a competitive review of the Company's non-employee director compensation for 2017 and, accordingly, did not make any changes to the Company's non-employee director compensation program for 2017. On January 24, 2017, each of our then-serving non-employee directors received a grant of 1,697 restricted stock units with 100% of such grants vesting on January 24, 2018. Also on January 24, 2017, Mr. Gardner received an additional grant of 625 restricted stock units with 100% vesting on January 24, 2018, representing 50% in value of his annual retainer as Chairman of the Board. Prior to grant date of these equity based awards, some directors elected to defer settlement of 100% of their vested restricted stock units.
In March 2017, to conform to the revisions made to the stock ownership guidelines for the Company's executive officers (as described in more detail in the "Compensation Discussion and Analysis" section of this Proxy Statement), the Compensation Committee approved certain revisions to the stock ownership guidelines for non-employee directors. Under the revised guidelines, non-employee directors are required to meet a share ownership level with a minimum value equal to 5.0 times the base annual cash retainer payable to non-employee directors (one-third of which must be owned outright in the form of shares of our common stock). Non-Employee directors are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our non-employee directors who have served at least five years are currently in compliance with the guidelines.
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Carlton D. Donaway	$81,500	$99,578	$181,078
David G. Elkins	$83,000	$99,578	$182,578
Robert Fornaro (2)	$—	$—	$—
H. McIntyre Gardner	$106,000	$136,276	$242,276
Robert D. Johnson	$86,000	$99,578	$185,578
Barclay G. Jones, III	$90,500	$99,578	$190,078
Myrna M. Soto (3)	$57,417	$94,138	$151,555
Dawn M. Zier	$80,000	$99,578	$179,578

(1)
Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted during 2016 computed in accordance with FASB ASC Topic 718. The table below shows the aggregate numbers of unvested restricted stock unit awards outstanding for each non-employee director as of December 31, 2016. None of the non-employee directors held any stock option awards as of December 31, 2016.

Name	Restricted stock units
Carlton D. Donaway	2,130
David G. Elkins	2,130
H. McIntyre Gardner	2,915
Robert D. Johnson	2,130
Barclay G. Jones, III	2,130
Myrna M. Soto (3)	1,943
Dawn M. Zier	2,130

(2)	Mr. Fornaro ceased to be a non-employee director upon his appointment as President and CEO on January 4, 2016 and did not earn any director compensation in 2016.

(3)
Ms. Soto became a member of the Board effective March 29, 2016. On March 29, 2016, she received an initial equity based grant of 420 restricted stock units vesting 100% on March 29, 2017 and a prorated annual equity based grant of 1,523 restricted stock units vesting 100% on February 18, 2017.

COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis of compensation arrangements of our named executive officers, or NEOs, should be read together with the compensation tables and related disclosures in the "Executive Compensation" section of this Proxy Statement. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.
Our Compensation Committee is appointed by the Board and is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. In 2016, our Compensation Committee determined the compensation for our CEO and all of our other NEOs. During 2016, the Compensation Committee continued to engage Willis Towers Watson, an executive compensation advisory firm originally engaged by the Compensation Committee in 2011, as the Compensation Committee’s independent compensation advisor. Based on information provided by Willis Towers Watson and by Company management, in March 2017 the Compensation Committee determined that no conflict of interest currently exists with, or was raised during 2016 by the work of, Willis Towers Watson, and that Willis Towers Watson is independent considering the factors enumerated by the SEC for evaluating advisor independence.
With respect to executive compensation earned in 2016, the Compensation Committee based its decisions in part on comparative market data provided by its advisor, Willis Towers Watson, in 2015 and 2016. The Compensation Committee also considered input provided by our CEO with respect to compensation of our other NEOs. Decisions of our Compensation Committee pertaining to the compensation of our NEOs and the Company’s executive compensation programs are regularly reported to, and in many instances concurred by, the full Board. We continue to be committed to shareholder engagement, communication and transparency and when we design our compensation policies, we endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation. Our long-standing compensation philosophy to pay our executive officers for performance, measured against individual and Company goals, remained an integral part of our overall compensation program in 2016.
Our NEOs for 2016 were as follows:
•Robert L. Fornaro, President and Chief Executive Officer

•	Edward M. Christie III, Executive Vice President and Chief Financial Officer

•	John Bendoraitis, Senior Vice President and Chief Operating Officer

•	Thomas C. Canfield, Senior Vice President, General Counsel and Secretary

•	Rocky B. Wiggins, Senior Vice President and Chief Information Officer

•	B. Ben Baldanza, former President and Chief Executive Officer
Mr. Baldanza's employment with the Company and his service as a director ended on January 4, 2016. In connection with the Board's appointment of Robert L. Fornaro as the Company's President and Chief Executive Officer, the Company and Mr. Fornaro entered into an employment agreement dated as of January 4, 2016. The compensation elements in Mr. Fornaro's employment agreement were determined and approved by the Compensation Committee, and ratified by the full Board, and are described in more detail below. On January 23, 2017, Mr. Christie was promoted from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer, taking on additional responsibilities over the Company's commercial functions. Mr. Wiggins joined the Company as Senior Vice President and Chief Information Officer on September 30, 2016.
Executive Summary
1.    2016 Company Performance Highlights
With our ultra low-cost, low-fare business model and by empowering our price-conscious customers to save money on air travel by offering low base fares with a range of optional services, in 2016 we achieved our tenth consecutive year of profitability. We delivered solid financial results despite continued competitive pressures during 2016. Below are some highlights of our 2016 performance:

•	Earned net income of $264.9 million.

•	Achieved an operating profit margin of 19.1%, despite a 9.6% decrease in average yield (primarily driven by aggressive fare discounting from major domestic network carriers).

•	Ended the year with record operating revenues of $2,322 million.

•	Increased our total non-ticket revenue by 15.3% year over year and, despite continued competitive pressures in 2016, our average non-ticket revenue per passenger flight segment declined by only 4.4%.

•	Grew our passenger traffic by 19.9%, as we continued to address an underserved market with ultra-low fares.

•	Decreased our adjusted cost per available seat mile ex-fuel by 0.9% to 5.45 cents.

•	Increased our capacity by 20.0% as we grew our fleet of Airbus single-aisle aircraft from 79 to 95 aircraft at year end.

•	Advanced our goal of achieving consistent reliability, improving our on-time performance, as defined by the Department of Transportation (DOT), by 5.2%, year over year.

•	Lowered our number of complaints reported to the Department of Transportation by over 60%.

•	Launched service to 29 new markets and added the following four new destinations: Seattle, Akron-Canton, Newark, and Havana, Cuba.

•
Ratified agreements with our flight attendants, represented by the Association of Flight Attendants, and with our ramp service team members at Fort Lauderdale-Hollywood International Airport, represented by the International Association of Machinists and Aerospace Workers.

•	Returned approximately $100 million to shareholders by repurchasing approximately 2.4 million shares.

•	Ended the year with unrestricted cash, cash equivalents, and short-term investments of $801.1 million.

* The graph compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Composite Index and the NYSE ARCA Airline Index for the period beginning on December 31, 2011 and ending on December 31, 2016. The graph assumes an investment of $100 in our stock and the two indices, respectively, on December 31, 2011, and further assumes the reinvestment of all dividends. Stock price performance, presented for the period from December 31, 2011 to December 31, 2016, is not necessarily indicative of future results.

2.     Executive Compensation Pay in 2016

As noted below, we have designed the compensation program for our executive officers to be responsive to the performance of our Company by making a high percentage of our NEOs' annual compensation “at risk” and tied to various performance metrics. In 2016, such metrics included (i) Company financial and operating metrics, used to determine payouts, if any, under our short-term annual cash incentive plan; and (ii) total shareholder return, used to determine the settlement amount of a significant portion (50%) of our long-term annual equity based awards. Consistent with this pay-for-performance philosophy, in January 2017 the Compensation Committee approved the executive officers' short-term incentive bonus payout at 154.5% of target for 2016, as the Company performed above target levels on certain financial and operating metrics, compared to a payout at 59.9% of target for 2015. The performance share units granted in 2014 to our executive officers for the 2014-2016 performance cycle settled in January 2017 at 0% of target (no payout), based on a total shareholder return rank of ten (out of an eleven-member peer group) whereas performance share units granted in 2013 to our executive officers for the 2013-2015 performance cycle settled in February 2016 at 37.5% of target based on a total shareholder return rank of seven (out of an eleven-member peer group). The foregoing variations in payouts reflect how a significant portion of our NEOs compensation is performance based and therefore "at risk."

Executive Compensation Philosophy and Objectives

The market for experienced management talent is highly competitive in our industry. Airline industry consolidation, accompanied in some instances by successful bankruptcy reorganizations, has further intensified such competitiveness. Our goal is to attract, motivate and retain executives with the talent and experience necessary for us to achieve our strategic business plan and to optimally manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought after within the airline industry and elsewhere in the travel and hospitality industry. Within this talent pool, we seek individuals who we believe will be able to contribute to our unique ultra low-cost operating model and our vision of future success, our culture and values, and who will enhance the cohesiveness and productivity of our leadership team. We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, established financial, operational and other goals that are consistent with increasing stockholder value.

Since our initial public offering in 2011, and with the input and assistance of Willis Tower Watson, our Compensation Committee has adhered to an executive compensation program designed to provide appropriately balanced mixes of (i) fixed versus at-risk variable compensation, (ii) annual versus long-term compensation and (iii) cash versus equity-based compensation. As described below, our executive compensation program is structured around three primary components: fixed base salary, annual cash incentive compensation (bonuses) linked to performance targets and equity-based long-term incentive compensation consisting of a combination of restricted stock units (restricted stock for 2015) and performance share units.

Shareholder engagement, communication and transparency are important factors when we design our compensation policies. The Company communicates regularly with shareholders on various key matters, including executive compensation, and seeks to incorporate shareholder feedback into its executive compensation practices.
In determining the form and amount of compensation payable to our NEOs, we are guided by the following three objectives and principles:

•
Compensation levels should be competitive to attract and retain key executives. We aim to provide an executive compensation program that attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a strong competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a significant portion of total compensation. We aim to foster a pay-for-performance culture, with fixed base salary generally at below market median levels and with a significant portion of total compensation being “at risk.” Accordingly, a significant portion of total compensation (both short-term and long-term) should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and our financial and operational results should bear a greater proportion of the risk if these goals and results are not achieved. The amount of “at risk pay” is structured accordingly.

•
Long-term incentive compensation should align executives’ interests with our stockholders’ interests. Awards of long-term incentives, including equity-based compensation, encourage executives to focus on achieving our long-term growth objectives and incentivize executives to manage the Company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Below is the mix of compensation elements for our NEOs in 2016 which illustrates our emphasis on performance-based compensation:

Note: the compensation data for the above pie charts was determined as follows: "Base Salary" represents the salary earned and paid in 2016; "Short Term Cash Incentive" represents the cash bonuses paid under the Company’s 2016 short term cash bonus program (100% performance-based) in February 2017; and "Long Term Equity Incentive" represents the aggregate grant date fair value of the equity-based grants (50% time-vested restricted stock units and 50% performance share units) awarded in 2016, except for Mr. Fornaro as described below.
* Based on actual amounts earned by Mr. Fornaro in 2016, except that his long term equity incentive represents the aggregate grant date fair value of his three-year front-loaded equity grant prorated to one year (2016). As described in more detail below, upon his appointment as President and CEO effective January 4, 2016, Mr. Fornaro was awarded a three-year front-loaded equity based award. The aggregate grant date fair value of such three-year front-loaded equity grant would amount to 80.4% of Mr. Fornaro's total compensation in 2016. The chart data also excludes Mr. Baldanza's compensation as his employment with the Company terminated on January 4, 2016.
** Based on actual amounts earned by Messrs. Bendoraitis, Canfield, and Christie in 2016, and annualized compensation for Mr. Wiggins in 2016 (as he joined the Company on September 30, 2016).

What We Do and Do Not Do

WE DO		WE DO NOT
✓	Target total direct compensation for our NEOs generally at the market median (50th percentile overall)	✗	Allow hedging or pledging of Company securities
✓
Pay for performance and, accordingly, a significant portion of each NEO's total compensation opportunity is "at risk" and dependent upon achievement of specific corporate and individual performance goals, resulting in lesser emphasis on fixed base salary
		✗	Encourage unnecessary or excessive risk taking as a result of our compensation policies and practices
✓	Base our short-term incentive plan on multiple performance measurements, including both financial and operational metrics	✗	Provide perquisites to our NEOs that are not generally offered to all other executives
✓	Complement our annual compensation to each NEO with time-based and performance-based multi-year vesting schedules and performance cycles for equity incentive awards	✗	Have employment agreements with any of our NEOs other than our CEO
✓	Base any annual base salary adjustments and annual long-term equity awards to our NEOs, partially, on prior-year individual performance	✗	Provide a defined benefit pension plan or any supplemental executive retirement plan or other form of non-qualified retirement plan for our NEOs
✓
Select and use a peer group of similarly sized airlines to assess the compensation of our NEOs, and a peer group of publicly traded airline companies to compare and rank the Company's total shareholder return, and, starting in 2017, the Company's adjusted operating margin
✗
Provide for any "gross ups" for any excise taxes imposed with respect to Section 280G (change-in-control payments) or Section 409A (nonqualified deferred compensation) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the "Code")

✓	Maintain a clawback policy pursuant to which the Company can seek reimbursement of either cash or equity based incentive compensation in the event of a financial restatement	✗	Provide for single-trigger vesting acceleration of equity-based awards upon a change in control of the Company unless the acquirer does not assume or replace such awards
✓	Have stock ownership guidelines for our executives and non-employee directors	✗	Allow any repricing of stock options/stock appreciation rights without stockholder approval or unlimited transferability of awards
✓	Engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors	✗	Have deferred compensation plans, profit-sharing plans or employee stock purchase plans
✓
Provide for minimum vesting of awards (i.e., one year following the date of grant) and maximum award limits (i.e., 1,000,000 shares for options and stock appreciation rights and 300,000 shares or $10 million for other types of awards)

✓	Ensure that a significant portion of our non-employee director compensation consists of time-vested restricted stock units
✓	Conduct regular executive sessions of our Compensation Committee from which executives and other employees are excluded
Results of 2016 Advisory Vote on Executive Compensation and Stockholder Engagement
At our annual meeting of stockholders in June 2016, our stockholders once again expressed support for our compensation programs and the compensation of our NEOs, with an approval rate of approximately 98% for our management "say on pay" resolution. The Compensation Committee carefully evaluated the results of the 2016 “say on pay” vote, and consistent with recommendations from Willis Towers Watson, made no significant changes to the overall design of our compensation program during 2016. The Company communicates regularly with shareholders on various matters, including executive compensation, and seeks to incorporate shareholder input into its executive compensation practices. The Compensation Committee will continue to take into account stockholder feedback and evolving best practices in making compensation decisions in future years and will continuously endeavor to ensure that management’s interests are aligned with those of our stockholders and support long-term value creation.
Determination of Compensation
The Compensation Committee meets periodically to specifically review and determine adjustments, if any, to the CEO’s compensation, including his base salary, annual bonus compensation and long-term equity awards, and to review and consider recommendations of the CEO with respect to the other NEOs’ base salaries, annual bonus compensation and long-term equity awards. For 2016, as more fully described below, the Compensation Committee determined each individual component of compensation for our NEOs. Decisions of our Compensation Committee pertaining to the compensation of our NEOs and the Company’s executive compensation programs are regularly reported to, and in many instances concurred by, the full Board. The Compensation Committee annually evaluates our company-wide performance against the approved operating plan for the prior fiscal year. The Compensation Committee also meets periodically to discuss compensation-related matters as they arise during the year. For each year, our CEO evaluates each other NEO’s individual performance and contributions to the Company’s success and reports to the Compensation Committee his recommendations regarding each element of the other NEOs’ compensation. The CEO does not participate in any formal discussion with the Compensation Committee regarding decisions on his own compensation, and he recuses himself from meetings when his individual performance is evaluated and his compensation is discussed and decided.
In July 2011, the Compensation Committee engaged Willis Towers Watson as an independent compensation advisor to assist the Compensation Committee with our executive compensation program design. Since that time, Willis Towers Watson has worked closely with the Compensation Committee to determine an appropriate executive compensation strategy that supports our core business objectives: maintaining low costs, profitable growth, safe and reliable operations and sound cash flow. In considering approaches to executive compensation, the Compensation Committee continuously reviews ways to strengthen the alignment of management’s interests with the interests of shareholders, strengthen our ability to attract, motivate and retain key executive talent and design plans that account for the relatively high volatility of our industry.
In order to assist the Compensation Committee in setting appropriate compensation metrics and target amounts, in December 2015, Willis Towers Watson provided an updated competitive assessment of our executive compensation levels. After consideration, and based on recommendations from Willis Towers Watson, the Compensation Committee approved the following public companies as an appropriate talent-competitor peer group for compensation market comparison purposes for 2016 (the "Compensation Peer Group"):

•	Alaska Air Group, Inc.

•	Allegiant Travel Company

•	Hawaiian Holdings Inc.

•	JetBlue Airways Corporation

•	Republic Airways Holdings, Inc.

•	Sky West Inc.

•	Virgin America

•	WestJet Airlines Ltd.
The Compensation Peer Group was the same peer group used in 2015 with the exception of Republic Airways Holdings, Inc., which was subsequently removed as a result of its bankruptcy filing in February 2016 and the addition of WestJet Airlines Ltd. The selection of companies for the Compensation Peer Group focused on small to medium-sized passenger carriers as an appropriate population for assessing the amounts and percentile rankings of compensation elements for NEOs, including base salaries, short-term incentives (bonuses) and long-term equity-based incentives. Data for Allegiant Travel Company's CEO (who is also a large shareholder of that company) was excluded due to particularities of that executive's pay package. Willis Towers Watson primarily used the Compensation Peer Group to assess the competitiveness of our Chief Executive Officer’s, Chief Operating Officer’s, and Network and Revenue Management Senior Vice President's compensation, as these positions would normally be recruited from other passenger airlines.
In assessing the compensation of our Chief Financial Officer, Chief Information Officer, and General Counsel, Willis Towers Watson used a blended approach consisting of both Compensation Peer Group proxy data and broader industries survey data, adjusted for revenue size, as these positions could also generally be recruited from companies in other industries. For its October 2016 analysis, the survey data were taken from the following three executive pay surveys:

•	Seabury 2015 and 2016 Airline Industry Compensation Survey Analysis;

•	Willis Towers Watson 2016 Compensation Data Bank (CDB) General Industry Executive Compensation Survey Report; and

•	William M. Mercer 2016 Executive Compensation Survey.
The data from the two general industry executive surveys were reduced in scope to focus on companies with revenues approximating the Company’s last twelve months of revenues of approximately $2.1 billion as of June 30, 2016. The Compensation Committee was not aware of the individual participating companies in the surveys and reviewed the data in a summarized fashion.
In December 2015, the Compensation Committee approved the following larger group of publicly traded airline companies (the "Performance Share Peer Group") as an appropriate investor-capital peer group for measuring total shareholder return under the performance share units awarded to our executive officers in 2016:

•	Alaska Air Group, Inc.

•	Allegiant Travel Company

•	American Airlines Group, Inc.

•	Delta Airlines

•	Hawaiian Holdings Inc.

•	JetBlue Airways Corporation

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	Southwest Airlines

•	United Continental Holdings, Inc.

•	Virgin America, Inc.
The larger group of airlines was used for comparing the Company’s relative total shareholder return under our performance share units, because the Company believes it competes with all other public airline companies for equity investors. On February 25, 2016, a few days after the 2016 equity awards were made (as described in more detail below), Republic Airways Holdings, Inc. filed for bankruptcy and per the terms and conditions of the applicable performance share units award agreements, that company will remain in the Performance Share Peer group(s) for any and all outstanding awards of performance share units and will be assigned a TSR of -100%. On March 14, 2016, the Compensation Committee, upon recommendation of Willis Towers Watson, removed Republic Airways Holdings, Inc. from the Performance Share Peer Group for purposes of all performance share units awarded after March 14, 2016. Furthermore, in March 2017, the Compensation Committee considered and approved Willis Towers Watson's recommendation to remove Virgin America from the Compensation Peer Group and the Performance Share Peer Group due to its merger with Alaska Air Group, Inc. which was completed in early 2017.
The Compensation Committee has historically approved an overall guideline of total direct compensation for our senior management generally around the market median. Within this general guideline and following the recommendation of Willis Towers Watson, the Compensation Committee has approved the following compensation philosophy based on our objectives and unique business model:

•	Base Salary: In keeping with the objective of maintaining low fixed costs and managing cash resources, base salaries would generally be set below market median levels.

•	Short-Term Incentive: In order to appropriately reward achievement of our annual business and financial objectives, target short-term incentives would generally be set above market median levels.

•
Long-Term Incentive: To incentivize profitable longer term growth, increase alignment with shareholder interests and provide for retention of key talent, target long-term equity-based incentives would generally be set slightly above market median levels.

Our executive compensation philosophy contemplates that the Compensation Committee will annually select a mix of the foregoing compensation elements intended to deliver total target direct compensation (base salary, annual target incentive compensation and long-term target incentive compensation) for our executive officers, in the aggregate, at approximately the market 50th percentile. However, the Compensation Committee reserves discretion to deviate from the above guidelines as necessary to account for changing industry characteristics, our particular business model, individual performance and other factors. Willis Towers Watson’s October 2016 analysis indicated that, in the aggregate, our NEOs’ 2016 total target direct compensation (base salary plus target bonus opportunity plus target equity compensation) continued to be aligned, as in prior years, with the desired pay positioning, approximating the 50th percentile of the market.
Elements of Compensation
For 2016, our performance-driven compensation program for our NEOs consisted of four components:

•	base salary;

•	annual cash incentive program (bonus);

•	equity-based long-term incentives; and

•	benefits.
We are continuing to build our executive compensation program around each of the above elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, collectively, they are effective in achieving our overall objectives.
1.    Base Salary. We provide our NEOs and other employees with a base salary to compensate them for services rendered during the year and to provide them with a minimum level of guaranteed pay. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEOs’ responsibilities, ability to contribute to the Company’s success, years of service and individual job performance and the Compensation Committee’s general knowledge of the competitive market, based on, among other things, experience with other companies and our industry and market data provided by Willis Towers Watson.
Effective April 1, 2016, the NEO base salaries were increased to $346,800 for Mr. Canfield, and to $357,000 for each of Messrs. Bendoraitis and Christie, representing increases of 2.0%, 5.0%, and 5.0%, respectively. Messrs. Fornaro (appointed President and CEO of the Company in January 2016) and Wiggins (joined the Company as Senior Vice President and CIO in September, 2016) did not receive salary increases in 2016. Mr. Baldanza was not considered for a salary adjustment in 2016 due to his departure effective January 4, 2016. The NEOs’ 2016 base salaries are set forth under the “Summary Compensation Table” below and are prorated to reflect the increases, which were effective April 1, 2016.
2.    Performance-based Annual Bonuses. Cash bonuses are intended to provide incentives to meet or exceed company-wide financial and operating performance objectives. All of our NEOs and other executive officers are eligible for annual cash bonuses, which are determined annually based on achievement of a set of pre-established financial and operational performance metrics established for the year at or shortly after the time of the Board’s approval of the annual operating plan. The determination of the amount of annual bonuses paid to our NEOs also reflects a number of considerations by the Compensation Committee acting in its discretion, including the Company’s safety performance and a subjective evaluation of the individual performance of each executive officer during the relevant period.
Our annual incentive bonus program is administered by the Compensation Committee. For each year, the Compensation Committee approves (i) the performance metrics, (ii) the weighting of the performance metrics, (iii) the threshold, target and stretch (maximum) performance levels for each metric and the percentage payouts for the performance levels (usually 50% for threshold, 100% for target and 200% for stretch) and (iv) the target bonus levels for officer positions, expressed as a percentage of base salaries. After the performance results for the year are available, the specific bonus payments are calculated using the formula embodied in the short-term incentive plan, and may include certain discretionary adjustments as the Compensation Committee may approve for certain officers based on their individual performances and other factors.

In January 2016, the Compensation Committee, considering our Company objectives and operating plan for the year 2016, adopted our 2016 short-term incentive plan for our executive officers. The Compensation Committee determined that no payments under the 2016 plan would be made unless the Company achieved a minimum level of net income of $166 million, representing 50% of the net income forecast for 2016. Based on the market data, the target bonus opportunity percentages were maintained at 100% of base salary for the CEO (pursuant to Mr. Fornaro's employment agreement with the Company, dated January 4, 2016, described in more detail below), 70% of base salary for senior vice presidents and 50% of base salary for vice presidents. Assuming the minimum net income amount was achieved, payout would be based on the Company's performance against the following metrics tied to our 2016 operating plan:

Metric	Weighting	Definition
Adjusted CASM ex-fuel	50%	Operating costs less fuel and special items per available seat mile, adjusted for stage length.
Adjusted Total RASM	20%	Total operating revenues per available seat mile, adjusted for stage length.
A:14	20%	Percentage of flights that arrive at the destination gate within 14 minutes of scheduled arrival time, as reported to the DOT.
DOT Complaint Rate	10%	Rate of complaints per 100,000 customers.

Payout for each of the metrics would vary, on a linear basis, from $0, if results were below the threshold performance level; to 50% of target value, if results were at the threshold performance level; to 100% of target value, if results were at the target performance level; and up to 200% of target value, if results were at or above the stretch performance level. In setting the foregoing goals and corresponding payout levels, the Compensation Committee carefully considered and scrutinized certain industry data provided by Willis Towers Watson, and approved criteria which, while considered difficult to achieve, incentivizes the Company's executive officers to deliver strong performance against our financial and operational objectives. As in prior years, the Compensation Committee also reserved discretion to reduce payouts in light of safety events occurring during the year and also to adjust for other factors it deems relevant in assessing actual performance in 2016 compared to our 2016 operating plan. The following table sets forth the target performance levels under the 2016 short-term incentive plan metrics, the weighting of the performance metrics, the actual performance results under each metric and the resulting payout percentages.

Metric and Weight	Target Level – 100% Payout		Actual 2016 Results		Payout Percentage
CASM ex-fuel (50% weight)	5.45 cents		5.37 cents		100%
Total RASM (20% weight)	9.11 cents		9.05 cents		18.9%
A:14 (20% weight)	N/A	(1)	N/A	(1)	20.8%
DOT Complaint Rate (10% weight)	N/A	(2)	N/A	(2)	14.8%
	Total Achieved (% of target)				154.5%
(1) Payout for the A:14 is calculated based on the average percentage of target performance level related to actual A:14 % achievement or based on A:14 ranking (according to DOT reporting), whichever calculation reflects the better performance. In January 2017, after considering the Company's performance results against the A:14 metric target performance level, the Compensation Committee approved a payout percentage of 104.2%.
(2) Payout for the DOT complaint rate is calculated based on the Company's DOT complaint rate average monthly performance against a performance target of 8.5 DOT complaints per 100,000 customers. In January 2017, after considering the Company's performance results against the DOT complaint rate target, the Compensation Committee approved a payout percentage of 147.7%.
In January 2017, the Compensation Committee considered the Company’s performance under the metrics selected for 2016, namely adjusted CASM ex-fuel, adjusted total RASM, A:14 and DOT complaint rate. Pursuant to the Company's long-standing pay-for-performance philosophy, the Compensation Committee approved a formulaic payout level for 2016 equal to 154.5% of target bonus opportunity, as the Company performed above target levels on metrics relating to adjusted CASM-ex fuel and DOT complaint rate, at target level on A:14 and slightly below target on adjusted total RASM. The Compensation Committee also reviewed the Company’s safety performance during 2016 and considered individual performance of Company officers, after receiving input from the CEO. In approving the 2016 annual cash bonus for the CEO, the Compensation

Committee met in executive session and also considered individual performance factors. All bonuses were based on application of the 154.5% formulaic payout for 2016, based on the Company's performance, to the executives’ respective target bonus opportunity percentages as indicated below. The Compensation Committee did not make any discretionary adjustments to the payout of the 2016 annual cash bonuses. Mr. Baldanza, whose employment with the Company ended on January 4, 2016, did not receive any payout under the Company's 2016 short-term incentive plan. Based on the foregoing, the Compensation Committee approved annual cash bonuses with respect to 2016 as follows:

Named Executive Officers	2016 Target Bonus (as a percentage of Base Salary)	2016 Cash Bonus Payout (as a percentage of 2016 Target Cash Bonus)	Earned 2016 Cash Bonus ($)	2016 Cash Bonus Payout (as a percentage of 2016 Earned Salary) ($)
Robert L. Fornaro (CEO)	100%	154.5%	846,800	154.5%
Edward M. Christie III (SVP) (1)	70%	154.5%	381,398	108.12%
John Bendoraitis (SVP)	70%	154.5%	381,398	108.12%
Thomas C. Canfield (SVP)	70%	154.5%	373,126	108.12%
Rocky B. Wiggins (SVP) (2)	70%	154.5%	91,945	108.12%
(1) Mr. Christie was promoted from SVP and CFO to EVP and CFO, effective January 23, 2017. For the year 2016, his target bonus was set as an SVP at 70% of his base salary.
(2) Mr. Wiggins joined the Company as SVP and CIO in September 2016 and, accordingly, received a prorated payout under the Company's 2016 short-term incentive plan.
Also in January 2017, after considering the efficacy of, and incentives created by, the 2016 short-term incentive plan, the Compensation Committee approved a short-term incentive plan for 2017 with the same performance metrics and weightings as in 2016 (i.e., adjusted CASM ex-fuel, adjusted total RASM, or TRASM, A:14 and a DOT complaint rate based on reported customer complaints to the DOT, with weightings of 50%, 20%, 20% and 10%, respectively), yet opting for a modified A:14 payout calculation based on a weighted blend of performance results between the Company's annual A:14 ranking (according to DOT reporting) and annual A:14 performance percent achievement. As in 2016, payout for each of the metrics would vary, on a linear basis as follows: $0, if results were below the threshold performance level; 50% of target value, if results were at the threshold performance level; 100% of target value, if results were at the target performance level; and 200% of target value, if results were at or above the stretch performance level. Any payouts for performance results between the threshold and target and/or target and maximum values are interpolated between payout points. In addition, the Compensation Committee set a minimum threshold trigger of $143.4 million of net income for any payout under the 2017 plan, representing 50% of the net income forecast for 2017. Finally, the Compensation Committee again reserved, in its discretion, an ability to reduce cash payouts to any individual executive, or the entire group, based on safety-related performance and other factors. The Compensation Committee generally intends to continue awarding short-term incentives to our NEOs in 2017 that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), to the extent applicable.
In January 2017, based on a review of benchmarking and other executive compensation data provided by its independent consultant, Willis Towers Watson, the Compensation Committee increased Mr. Fornaro's base salary from $550,000 to $600,000 and his target bonus from 100% to 125% of his base salary. Furthermore, upon Mr. Christie's promotion to Executive Vice President and Chief Financial Officer in January 2017 and in line with the Company's target bonus design mentioned above, the Compensation Committee adjusted Mr. Christie's base salary from $357,000 to $400,000 and increased his target bonus from 70% to 80% of his base salary, in consideration of his newly acquired responsibilities over the Company's commercial functions. The foregoing target bonus level adjustments will take effect with respect to any payouts under the Company's 2017 short-term incentive program.
As described below, we maintain a clawback policy covering incentive compensation (cash and equity-based) paid to our executive officers to further align management with the interests of stockholders over the long term.
3.    Equity-based long-term incentives. We believe that long-term performance is strengthened through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of equity-based awards. The equity awards we make to our executive officers are designed to align our executives’ compensation with demonstrable long-term Company performance and to reward superior performance (measured both against internal goals and peer performance), align their interest in building value with that of our shareholders by promoting equity ownership and to enhance retention of key senior management talent.
Our 2015 Incentive Award Plan, or the 2015 Plan, was adopted by the Board on December 17, 2014 and approved by our stockholders on June 14, 2015. Upon such approval, no further awards would be granted under the Company's prior plan, the 2011 Equity Incentive Award Plan, or 2011 Plan, which had been in effect since the Company's initial public offering in June 2011. The 2015 Plan was designed and developed by the Compensation Committee, with input from its independent legal counsel and Willis Towers Watson. Among other things, the 2015 Plan was generally designed to comply with Section 162(m) in order to enable the Company to take company tax deductions in respect of certain performance-based compensation payable to our Section 162(m) executive officers without regard to the limitations of Section 162(m). Since the date of our initial public offering in June 2011 through June 2015, we had not been subject to the provisions of Section 162(m) because of a transitional relief exception under Section 162(m) that applies to newly-public companies.
Prior to our initial public offering in June 2011, we historically granted awards of time-vested restricted stock or stock options. Since the adoption of the 2011 Plan and subsequent 2015 Plan, long-term incentive awards have consisted solely of restricted stock units and performance share units, the latter of which are settled in shares at the end of a three-year measurement period (except that, in order to take advantage of the transitional relief period provided by Section 162(m), the Compensation Committee decided to slightly modify, for 2015 only, the historical framework of awards to 50% shares of restricted stock (granted under our 2011 Plan) and 50% performance share units (granted under our 2015 Plan and subject to shareholder approval which was subsequently obtained in June 2015)).
For 2016, after reviewing various alternative equity plan design alternatives, and considering data provided by Willis Towers Watson on industry practices in equity compensation, the Compensation Committee granted equity-based awards under the 2015 Plan to our NEOs as follows:

•
In January 2016, upon Mr. Fornaro's appointment as President and CEO and pursuant to the terms of his employment agreement with the Company, dated January 4, 2016 (described in more detail below), an award of 140,376 units to Mr. Fornaro, consisting of: (i) 70,188 restricted stock units, which vest 25% on December 31, 2016, 25% on December 31, 2017 and 50% on December 31, 2018; and (ii) 70,188 performance share units subject to a three-year performance measurement period. Pursuant to the terms of his employment agreement, Mr. Fornaro is not eligible for additional equity awards during the three-year fixed term of his agreement.

•
In February 2016, as part of the Company's annual grant cycle, an award of 10,088 units to each of Messrs. Bendoraitis, Canfield and Christie, consisting of: (i) 5,044 restricted stock units, vesting in annual 25% increments over four years; and (ii) 5,044 performance share units subject to a three-year performance cycle.

•
In September 2016, upon Mr. Wiggins appointment as SVP and CIO and to partially offset the long-term incentive compensation forfeited by Mr. Wiggins at his prior employer, an award of 21,809 restricted stock units to Mr. Wiggins, vesting 50% on September 30, 2018, 25% on September 30, 2019 and 25% on September 30, 2020. Mr. Wiggins did not receive an award of performance share units in 2016.

•	Mr. Baldanza's employment with the Company terminated in January 2016, and therefore he did not receive any equity-based awards in 2016.
The performance share units granted to each of Messrs. Fornaro, Bendoraitis, Canfield and Christie are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2016 and ending on December 31, 2018, with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. Regardless of the ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares to be issued, if any, will be reduced by 50%. As stated above, in March 2017, the Compensation Committee considered and approved Willis Towers Watson's recommendation to remove Virgin America from the Performance Share Peer Group, due to its merger with Alaska Air Group, Inc. which was completed in early 2017. Such removal resulted in no adjustments to the TSR ranking scale or the corresponding payout percentages. Accordingly, the following table below illustrates the ranking based payout scale for the grants of performance share units in 2016:

2016-2018 TSR Rank	2016-2018 TSR Percentile	Payout* (percentage of target)
1	100%	200%	Maximum
2	90%	200%	Maximum
3	80%	175%
4	70%	150%
5	60%	125%
6	50%	100%	Target
7	40%	50%
8	30%	25%	Threshold
9	20%	0%
10	10%	0%
11	0%	0%
* Regardless of ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares issued, if any, would be reduced by 50%.
In late 2016, with recommendations from its independent executive compensation advisor, Willis Towers Watson, the Compensation Committee determined that introducing a new performance metric (in addition to total shareholder return) to the Company's long-term incentive program, would provide better line of sight to management's ability to drive Company performance in relation to industry peers, more appropriately balance management behaviors, and improve retention by reducing the volatility of payout results. Consequently, in October 2016, the Compensation Committee approved adjusted operating margin as a second performance metric for the 2017 long-term incentive program. Accordingly, the pay-for-performance component of the Company's 2017 long term incentive program utilizes a mix of relative total shareholder return and relative adjusted operating margin as performance metrics. Adjusted operating margin is an amount, expressed as a percentage, equal to (i) total operating revenue minus total operating expenses (excluding special items and gains or losses on disposal of assets) divided by (ii) total operating revenue. Performance under the new adjusted operating margin will be measured on a relative basis as described below.
As recommended by Willis Towers Watson, the Compensation Committee determined that awards under the 2017 long-term incentive program would be split as follows:

40%	restricted stock units, vesting 25% after first year, 25% after second year and 50% after third year

40%	performance share units based on relative total shareholder return measured over a three-year period

20%	performance share units based on relative adjusted operating margin measured over a three-year period
    Under the foregoing allocation, 60% of the Company's 2017 long-term incentive program will be performance-based compared to 50% in previous years.
In January 2017, the Compensation Committee granted equity-based awards under the 2015 Plan to our NEOs as follows:

•
12,503 units to Mr. Christie, consisting of: (i) 5,001 restricted stock units, vesting 25% on January 24, 2018, 25% on January 24, 2019, and 50% on January 24, 2020; (ii) 5,001 performance share units based on relative total shareholder return, subject to a three-year performance cycle; and (iii) 2,501 performance share units based on adjusted operating margin, also subject to a three-year performance cycle.

•
9,825 units to Mr. Bendoraitis, consisting of: (i) 3,930 restricted stock units, vesting 25% on January 24, 2018, 25% on January 24, 2019, and 50% on January 24, 2020; (ii) 3,930 performance share units based on relative total shareholder return, subject to a three-year performance cycle; and (iii) 1,965 performance share units based on adjusted operating margin, also subject to a three-year performance cycle.

•
8,038 units to each of Messrs. Canfield and Wiggins, consisting of: (i) 3,215 restricted stock units, vesting 25% on January 24, 2018, 25% on January 24, 2019, and 50% on January 24, 2020; (ii) 3,215 performance share units based on relative total shareholder return, subject to a three-year performance cycle; and (iii) 1,608 performance share units based on adjusted operating margin, also subject to a three-year performance cycle.

•	Mr. Baldanza's employment with the Company terminated in January 2016, and therefore he did not receive any equity-based awards in 2017.
In March 2017, after consultation with its independent executive compensation advisor Willis Towers Watson, in order to better align Mr. Fornaro's currently held performance share units (granted in January 2016 pursuant to his employment agreement) to the performance share units awarded to other officers in 2017, the Compensation Committee agreed with Mr. Fornaro to modify his original grant by canceling 18,717 of his currently-held performance share units based on relative total shareholder return measured over a three-year period, and replacing them with an award of 18,717 performance share units based on adjusted operating margin, subject to a two-year performance cycle commencing on January 1, 2017 and ending on December 31, 2018. This adjustment was agreed in order to bring the elements of Mr. Fornaro's long-term equity based incentive more closely into alignment with others Company officers. In March 2017, the total shareholder return for the 18,717 performance share units was 125% and would have resulted in payment of 23,396 shares assuming the performance period ended on such date; however, Mr. Fornaro voluntarily accepted the 18,717 adjusted operating margin performance share units at target in order to further align with management. The 18,717 units represent 20% of the equity-based award that Mr. Fornaro would have been awarded for 2017 and 2018 had he not received a front-loaded award in 2016, as more fully described above.
The performance share units based on relative total shareholder return, granted in 2017, are to be settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2017 and ending on December 31, 2019, with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. The Compensation Committee made no changes to the Performance Share Peer Group used in 2016, as subsequently modified (see "Determination of Compensation" section). Regardless of the ranking among the Performance Share Peer Group, if the Company's total shareholder return is negative, the corresponding number of shares to be issued, if any, will be reduced by 50%. The following table below illustrates the ranking based payout scale for the grants of performance share units in 2017:

2017-2019 TSR Rank	2017-2019 TSR Percentile	Payout* (percentage of target)
1	100%	200%	Maximum
2	89%	200%	Maximum
3	78%	167%
4	67%	133%
5	56%	100%	Target
6	44%	50%
7	33%	25%	Threshold
8	22%	0%
9	11%	0%
10	0%	0%
* Regardless of ranking among the performance share peer group, if the Company's total shareholder return is negative, the corresponding number of shares issued, if any, would be reduced by 50%.
The performance share units based on adjusted operating margin, granted in 2017, are to be settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s performance on operating margin compared to that of the Performance Share Peer Group over the three-year period commencing on January 1, 2017 and ending on December 31, 2019 (except for Mr. Fornaro, which is based on performance over a two-year period ending December 31, 2018, as described above), with threshold, target and maximum settlement payouts set at 25%, 100% and 200% respectively. The Compensation Committee resolved to use the same Performance Share Peer Group used to measure total shareholder return to measure the Company's adjusted operating margin. The following table illustrates the ranking based payout scale for the grants of performance share units based on the Company's adjusted operating margin performance:

Adjusted Operating Margin Percentage Rank	Payout (percentage of target)
1	200%
2	Between 100%-200% determined by linear interpolation as set forth below
3	100%
4	Between 25%-100% determined by linear interpolation as set forth below
5	25%
6	0%
7	0%
8	0%
9	0%
10	0%
If the Company's operating margin percentage is the second or the fourth highest in the Performance Share Peer Group, the payout shall be adjusted based on linear interpolation, based on on the relative percentage achieved in comparison to the first and third rank, and third and fifth rank, respectively.
4.    Benefits. We provide the following benefits to our NEOs. These are the same benefits provided to all our employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability; and

•	401(k) plan.
In addition, we provide supplemental life insurance to our employees at the director level and above, including our executive officers.
Additional Compensation Information
1.    Severance and Change in Control-Based Compensation. Except for Messrs. Fornaro (who is entitled to receive severance benefits under his employment agreement as described below) and Baldanza (whose employment with the Company ended in January 2016), as of December 31, 2016 our NEOs participated in the Company's 2007 executive severance plan, as amended. Under the 2007 executive severance plan, in the event of (i) an involuntary termination by the Company without cause, or (ii) a voluntary resignation by the executive for good reason within thirty days following a change in control, each participant who holds a senior vice president or higher position is entitled to receive, subject to, among other things, execution of a general release, continuation of base salary payments and COBRA coverage for 12 months, a free family travel pass on our flights for 12 months and use of a Company-owned mobile phone for 30 days in order to allow the participant to transition to another device. Similar benefits, but at a lower level of cash severance payout, are available under the 2007 executive severance plan for our vice presidents and director-level employees. The benefits provided under the 2007 executive severance plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement. As more fully described below, on March 14, 2017, the Company adopted a 2017 executive severance plan covering executives employed as of that date and individuals who become eligible employees after that date. Consequently, the 2007 executive severance plan has no force or effect except for former executives, if any, currently receiving benefits thereunder.
Restricted stock units granted to executive officers under our 2011 Plan are subject to accelerated vesting in the event the executive officer dies or becomes permanently disabled while still employed by the Company or in the event of a termination of the executive officer by the Company without cause or a voluntary resignation by the executive officer for good reason, in either case after the Company has entered into a definitive change in control agreement. Performance share units granted to our executive officers under our 2011 Plan will automatically terminate in the event the executive officer's employment terminates for any reason prior to the end of the three-year performance period except that the Company would be subject to a prorated settlement obligation in the event of a change in control or the executive officer’s death or permanent disability during the three-year measurement period. Our 2015 Plan includes similar provisions regarding treatment of outstanding equity awards in the event of death, permanent disability or change in control.
The Company and Mr. Fornaro entered into an employment agreement, dated January 4, 2016 (the "Fornaro Employment Agreement") setting forth the terms and conditions under which he would serve as CEO and President for the three-year period ending December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is entitled to participate in Company employee benefit plans on the same basis as all other employees, except that he will not be eligible for benefits under the Company’s 2007 or 2017 executive severance plans. If the Company terminates Mr. Fornaro’s employment without cause prior to December 31, 2018, or if a qualifying change in control occurs prior to December 31, 2018 and Mr. Fornaro terminates his employment for good reason within 180 days following such change in control but prior to December 31, 2018, then Mr. Fornaro will be entitled to receive (i) base salary from the date of such termination through December 31, 2018, (ii) Company-paid COBRA coverage and, if eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, and (iii) a lifetime travel pass on the Company’s flights, covering Mr. Fornaro, his spouse and dependents, in each case subject to Mr. Fornaro’s execution and delivery to the Company of a general release of claims. Mr. Fornaro is not entitled to severance upon expiration of the employment period on December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is restricted from involvement in any business competing with the Company’s business until December 31, 2019 (and for so long thereafter as he may be entitled to receive severance payments from the Company). The Fornaro Employment Agreement also contains customary covenants relating to non-disclosure of Company confidential information and Company ownership of intellectual property and work product. Mr. Fornaro recused himself from all Board and Compensation Committee deliberations and decisions relating to his employment agreement.
In January 2016, the Company and Mr. Baldanza entered into a separation agreement and release of claims (the “Baldanza Separation Agreement”), under which Mr. Baldanza relinquished all positions and appointments with the Company, including as a member of the Board, except that Mr. Baldanza agreed to provide transitional services as requested from time to time by the Company’s chief executive officer or the Board, for a period of one year. Under the Baldanza Separation Agreement, and in consideration for Mr. Baldanza’s agreement to provide transitional services and to execute and deliver a general release, Mr. Baldanza is entitled to receive severance benefits as provided in his amended and restated employment agreement, entered into in January 2014, which include (i) severance payments in equal installments over 24 months equal to $1,000,000 (two times his latest annual base salary of $500,000), (ii) any annual cash incentive compensation (bonus) he may be entitled to receive with respect to 2015 pursuant to the Company's 2015 short-term incentive plan, (iii) Company-paid COBRA coverage and, once eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, provided that such coverage shall cease if and when Mr. Baldanza accepts other employment providing reasonably consistent health benefits, and (iv) a lifetime travel pass on the Company’s flights, covering Mr. Baldanza, his spouse and dependents. In addition, 28,481 restricted stock units and 2,480 shares of restricted stock scheduled to vest on or prior to April 8, 2016, vested on their applicable vesting dates, and any other unvested equity awards (including any awards of performance share units) were forfeited and canceled. The foregoing benefits were all subject to execution and delivery of the release by Mr. Baldanza and to his compliance with the other covenants in the Agreement and Release. These continuing covenants include a two-year non-compete and non-solicitation obligation, a non-disparagement covenant, restrictions on use and disclosure of Company confidential information, and Company ownership of intellectual property and work product. Mr. Baldanza's Separation Agreement controls in the event it conflicts with his employment agreement.
On March 14, 2017, acting on the recommendation of the Compensation Committee, the Board adopted a 2017 executive severance plan (the “2017 Executive Severance Plan”), which supersedes all prior severance plans for terminations occurring after March 14, 2017 and replaces the 2007 executive severance plan, except that the 2007 executive severance plan will continue in effect with respect to those former executives, if any, who currently receive benefits thereunder. All of our NEOs are covered by the 2017 Executive Severance Plan except for Mr. Fornaro (who is entitled to severance benefits under his employment agreement as described above) and Mr. Baldanza (whose employment with the Company ended in January 2016). As an updated version of the 2007 executive severance plan, the 2017 Executive Severance Plan incorporates changes recommended by Willis Towers Watson and approved by the Compensation Committee.

Pursuant to the 2017 Executive Severance Plan, each executive who holds a senior vice president or higher position is entitled to receive:

(a)
in the event of an involuntary termination by the Company without cause unrelated to a change in control, (i) a cash severance amount equal to his or her annual base salary for the year of termination, payable in equal installments over twelve months, (ii) a continuation of COBRA coverage for twelve months, (iii) a free family travel pass on our flights for twelve months and (iv) the use of a Company-owned mobile phone for up to thirty days; or

(b)
in the event of an involuntary termination by the Company without cause or a voluntary termination by the executive for good reason, in each case within eighteen months following a change in control, (i) a cash severance amount equal to the sum of his or her annual base salary for the year of termination plus his or her target incentive bonus (currently 70% of base salary for senior vice presidents) for the year of termination, payable in equal installments over twelve months, (ii) his or her incentive bonus for the year of termination, prorated from the beginning of the year to the date of termination based on actual incentive plan performance as of the date of termination, (iii) outplacement services not to exceed $10,000, (iv) a continuation of COBRA coverage for twelve months, (v) a free family travel pass on our flights for twelve months; and (vi) the use of a Company-owned mobile phone for up to thirty days. Similar benefits, but at a lower level of cash severance payout and with certain other differences, are available under the 2017 Executive Severance Plan for our vice presidents and director-level employees. As for severance and other benefits under the 2017 Executive Severance Plan that (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either: (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The Company is not required to provide "gross-ups" for any excise taxes.

The 2017 Executive Severance Plan provides, with respect to participants whose employment with the Company commenced on or after September 1, 2014, that (i) the Board is permitted to terminate an officer for poor performance without triggering severance benefits; and (ii) unpaid severance benefits would be offset by compensation earned by a former employee from a new employer during the applicable severance period.

The benefits provided under the 2017 Executive Severance Plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement. As a condition to receiving benefits under the 2017 Executive Severance Plan, participants must execute a general release.
2.    Perquisites. Perquisites are not a significant part of our executive compensation program. As is common in the airline industry, senior executives and their immediate families are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our director-level employees and above. The value of such flight benefits for the executives is reported as taxable income. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package. We do not provide any other significant perquisites or personal benefits to our NEOs. In addition, in circumstances where the Company is recruiting an executive candidate who would have to relocate to accept our job offer, we provide such executive with relocation assistance, which includes travel, shipping household goods and temporary housing. Relocation benefits are an important tool for us to recruit and retain key management talent.
3.    Stock Ownership Guidelines for Executives. In March 2017, after reviewing certain benchmarking data provided by its independent executive compensation advisor Willis Towers Watson, the Compensation Committee approved a revision to the stock ownership guidelines for our executive officers to increase the required salary multiples and to eliminate the "lesser-of" test between the salary multiple and a fixed number of units. Under the revised guidelines, our NEOs are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum value equal to 2 times base salary (5 times salary for the CEO) of which one-third must be owned outright in the form of shares of our common stock. Also under the guidelines, our other executive officers (non-NEOs) are required to meet a share ownership level (consisting of shares of common stock and restricted stock units but excluding performance share units) with a minimum level equal to 1.5 times base salary of which one-third must be owned outright in the form of shares of our common stock. The Company's officers are expected to meet their ownership levels within five years of becoming subject to the guidelines. All of our executive officers, including our NEOs, who have served at least five years, are currently in compliance with the revised guidelines. The following table sets forth, as of March 15, 2017, information regarding the equity ownership of our NEOs (excluding Mr. Baldanza, whose employment with the Company ended on January 4, 2016) :

Named Executive Officers	Shares of Common Stock Owned Outright	Market Value of Shares of Common Stock Owned Outright (1)	Shares of Restricted Stock Unvested	Restricted Stock Units Unvested	Performance Share Units Unvested (2)
Robert L. Fornaro (CEO) (3)	12,397	$630,140	—	52,641	70,188
Edward M. Christie III (EVP)	67,053	$3,408,304	1,594	21,253	15,734
John Bendoraitis (SVP) (4)	7,819	$397,440	1,594	21,695	14,127
Thomas C. Canfield (SVP)	32,550	$1,654,517	1,594	19,104	13,055
Rocky B. Wiggins (SVP) (5)	—	$0	—	25,024	4,823

(1)	The market value of shares of common stock owned outright is calculated based on the closing price of our common stock as of March 15, 2017 which was $50.83.

(2)	Amounts shown in the “Performance Share Units Unvested" column represent the target number of shares issuable with respect to the awards of performance share units granted in 2015, 2016 and 2017.

(3)	Mr. Fornaro's employment with the Company started on January 4, 2016.

(4)	Mr. Bendoraitis' employment with the Company started on October 21, 2013.

(5)	Mr. Wiggins' employment with the Company started on September 30, 2016.
4.    Clawback Policy. We maintain a clawback policy, pursuant to which the Company may seek reimbursement of incentive compensation (cash and equity-based) paid to executive officers on the basis of reported financial results that were later the subject of a financial statement restatement. Reimbursement under the policy, which became effective January 1, 2014, is limited to the extent the incentive compensation would have been less had it been based on the restated financial results.
5.    Tax and Accounting Considerations. The Board and the Compensation Committee generally consider the financial accounting and tax implications of their executive compensation decisions. The Board's and Compensation Committee's general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever practicable, to the extent consistent with our overall compensation goals. Until June 2015, we had not been subject to the provisions of Section 162(m) because of a transitional relief exception under such section that applies to newly-public companies. However, this transitional relief expired in June 2015, and after such expiration the Company has been subject to the deductibility limits imposed by Section 162(m).
Under Section 162(m), compensation paid to certain of our NEOs (other than our chief financial officer) in excess of $1.0 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and criteria approved by stockholders within the past five years. Our 2015 Plan enables the Company to satisfy the performance-based compensation exception to Section 162(m).
Our Compensation Committee does not believe that compensation decisions should be determined solely by how much compensation is deductible for federal income tax purposes. As a result, our Compensation Committee has authorized non-deductible compensation and reserves its right to, and retains the discretion to, authorize payments that may not be deductible if it believes that such payments are in the best interests of the Company and its stockholders. Moreover, changes in applicable tax laws and regulations as well as factors beyond the control of the Compensation Committee can adversely impact the deductibility of compensation paid to our executive officers who are covered by Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2016 Annual Report on Form 10-K.

Compensation Committee
David G. Elkins, Chairman
H. McIntyre Gardner
Myrna M. Soto

COMPENSATION TABLES
Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three calendar years.

Name and Principal Position During 2016	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($) (3)	Total ($)
Robert L. Fornaro	2016	548,236		30,000	(4)	5,739,273	(5)	846,800		8,203	7,172,512
Chief Executive Officer and President
Edward M. Christie III	2016	352,750		—		555,496		381,398		2,051	1,291,695
Executive Vice President and Chief Financial Officer	2015	335,600		—		414,504		140,717		1,575	892,396
	2014	318,550		—		1,114,429		363,689		368	1,797,036
John Bendoraitis	2016	352,750		—		555,496		381,398		8,175	1,297,819
Senior Vice President and Chief Operating Officer	2015	335,000		—		414,504		140,466		8,176	898,146
	2014	320,000		—		1,081,183		365,344		6,564	1,773,091
Thomas C. Canfield	2016	345,100		—		555,496		373,126		206	1,273,928
Senior Vice President, General Counsel and Secretary	2015	336,900		—		414,504		141,262		304	892,970
	2014	323,700		—		1,114,429		369,568		294	1,807,991
Rocky B. Wiggins (6)	2016	85,038	(7)	175,000	(8)	927,537		91,945	(9)	11,091	1,281,596
Senior Vice President and Chief Information Officer
B. Ben Baldanza (10)	2016	3,846		—		—		—		520,258	524,104
Former Chief Executive Officer and President	2015	496,025		—		1,289,538		297,119		8,703	2,091,385
	2014	484,100		—		4,885,139		789,567		8,262	6,167,068

(1)
Amounts shown in the “Stock Awards” column for 2016 represent the aggregate grant date fair value of shares of restricted stock units and/or performance share units granted during that year as indicated and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions and accounting expense recognized, see Note 7, “Stock-Based Compensation”, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. For information on the valuation assumptions with respect to grants made prior to 2016, please refer to the notes to our financial statements in our applicable annual report on Form 10-K. The measure that determines the number of units to be earned for the performance unit shares granted during 2016 is our total shareholder return, or TSR, compared with the average of TSRs of companies in our peer group, all computed over the performance period, which is a market condition as defined under FASB ASC 718.

(2)
Amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2016 represent cash bonuses under the Company’s 2016 short term cash bonus program awarded in February 2016 and paid in February 2017, as disclosed more fully under the "Compensation Discussion and Analysis" section of this Proxy Statement.

(3)
Amounts under the “All Other Compensation” column consist of 401(k) company-matching contribution, company-paid life insurance and accidental death and dismemberment insurance premiums, travel benefits, and severance (including company-paid COBRA coverage premium). The amounts for 2016 are as follows:

Name	401(k)Plan Company Contributions ($) (a)	Company-Paid Life Insurance and Accidental Death and Dismemberment Insurance Premiums ($)	Travel Benefits ($)	Relocation Payments ($)	Severance and Continued Healthcare Coverage ($)
Mr. Fornaro	7,950	142	111	—	—
Mr. Christie	—	142	1,909	—	—
Mr. Bendoraitis	7,950	142	83	—	—
Mr. Canfield	—	142	64	—	—
Mr. Wiggins	—	47	20	11,024	—
Mr. Baldanza	115	12	19	—	520,112

(a)
See Note 14 (Defined Contribution 401(k) Plan) to our Financial Statements in our 2016 Annual Report for a description of employer matching contributions made under our defined contribution 401(k) plans.

(4)	Upon his appointment as President and CEO effective January 4, 2016, Mr. Fornaro received a signing bonus in the amount of $30,000.

(5)
Upon his appointment as President and CEO effective January 4, 2016, Mr. Fornaro was awarded a three-year front-loaded equity based award of 140,376 units (70,188 restricted stock units and 70,188 performance share units subject to a three-year performance measurement period). The amount shown represents the aggregate grant date fair value of such units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions and accounting expense recognized, see footnote (1) above. Pursuant to the terms of his employment agreement, Mr. Fornaro is not eligible for additional equity awards during the three-year fixed term of his agreement.

(6)	Mr. Wiggins joined the Company as SVP and CIO on September 30, 2016.

(7)	Mr. Wiggins' 2016 base salary was prorated to reflect his September 30, 2016 employment start date.

(8)	Upon commencement of employment on September 30, 2016, Mr. Wiggins received a signing bonus in the amount of $175,000.

(9)	Mr. Wiggins short-term cash incentive bonus was prorated to reflect his September 30, 2016 employment start date.

(10)
Mr. Baldanza's employment with the Company terminated on January 4, 2016. His base salary was prorated to reflect his separation date. Due to his separation from the Company, he did not participate in the Company's 2016 short-term cash bonus program and did not receive any equity-based grant in 2016. Lastly, in addition to the amounts listed under footnote 3 and pursuant to his Separation Agreement entered into with the Company on January 4, 2016, Mr. Baldanza received $520,258 as severance (including company-paid COBRA coverage premiums) in 2016. Under the same agreement, Mr. Baldanza is entitled to receive further payments through December 2017 (amounting to approximately $1 million in the aggregate between the combined 2016 and 2017 payments) as well as lifetime flight benefits on us subject to his continued compliance with certain restrictive covenants.

Grants of Plan-Based Awards in 2016
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs for 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (#)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Market Value of Stock Awards (4) ($)
Name	Grant Date	Committee Action Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Robert L. Fornaro			275,000	550,000	1,100,000
	1/4/2016	1/4/2016				35,094	70,188	140,376		2,989,307
	1/4/2016	1/4/2016							70,188	2,749,966
Edward M. Christie III			124,950	249,900	499,800
	2/18/2016	2/18/2016				2,522	5,044	10,088		319,689
	2/18/2016	2/18/2016							5,044	235,807
John Bendoraitis			124,950	249,900	499,800
	2/18/2016	2/18/2016				2,522	5,044	10,088		319,689
	2/18/2016	2/18/2016							5,044	235,807
Thomas C. Canfield			121,380	242,760	485,520
	2/18/2016	2/18/2016				2,522	5,044	10,088		319,689
	2/18/2016	2/18/2016							5,044	235,807
Rocky B. Wiggins			117,250	234,500	469,000
	9/30/2016	9/30/2016				—	—	—		—
	9/90/2016	9/30/2016							21,809	927,537
B. Ben Baldanza	—	—	—	—	—	—	—	—	—	—

(1)
The amounts in the table above reflect the threshold, target and maximum payouts under the Company’s 2016 short term cash bonus program, as disclosed more fully under the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)
The amounts in the table above reflect the threshold, target and maximum number of shares issuable with respect to performance share units granted in February 2016. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of ten peer airlines over the three-year period commencing on January 1, 2015 and ending on December 31, 2017. In March 2017, 18,717 of Mr. Fornaro's currently held performance share units based on relative total shareholder return were canceled and replaced with 18,717 performance share units based on adjusted operating margin, settled in shares of common stock in an amount from 0% to 200% of the number of units awarded, subject to a two-year performance cycle commencing on January 1, 2017 and ending on December 31, 2018, as described in more detail in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(3)
Except for Messrs. Fornaro and Wiggins, amounts in the table reflect restricted stock units awarded in 2016, vesting in annual 25% increments over four years following the grant date. For Mr. Fornaro, amounts in the table reflect restricted stock units awarded in

January 2016 in connection with his appointment as President and CEO, vesting 25% on December 31, 2016, 25% on December 31, 2017 and 50% on December 31, 2018. For Mr. Wiggins, amounts in the table reflect restricted stock units awarded in connection with his commencement of employment as SVP and CIO in September 2016, vesting 50% on September 30, 2018, 25% on September 30, 2019 and 25% on September 30, 2020.

(4)
Amounts shown in this column represent the aggregate grant date fair value of shares of restricted stock units and performance share units granted on each year as indicated and computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions and accounting expense recognized, see Note 7, “Stock-Based Compensation”, to our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards
Employment Agreements and Offer Letters
Robert L. Fornaro. As noted above, the Company and Mr. Fornaro entered into the Fornaro Employment Agreement, dated January 4, 2016, setting forth the terms and conditions under which he would serve as CEO and President for the three-year period ending December 31, 2018. Under the Fornaro Employment Agreement, Mr. Fornaro is entitled to participate in Company employee benefit plans on the same basis as all other employees, but he is not eligible for benefits under the Company’s 2007 and 2017 executive severance plans. If the Company terminates Mr. Fornaro’s employment without cause prior to December 31, 2018, or if a qualifying change in control occurs prior to December 31, 2018 and Mr. Fornaro terminates his employment for good reason within 180 days following such change in control but prior to December 31, 2018, then Mr. Fornaro will be entitled to receive (i) base salary from the date of such termination through December 31, 2018, (ii) Company-paid COBRA coverage and, if eligibility for COBRA benefits lapses, health insurance benefits reasonably consistent with Company coverage until the age of 65, and (iii) a lifetime travel pass on the Company’s flights, covering Mr. Fornaro, his spouse and dependents, in each case subject to Mr. Fornaro’s execution and delivery to the Company of a general release of claims. Mr. Fornaro is not entitled to severance upon expiration of the employment period on December 31, 2018. Under the Employment Agreement, Mr. Fornaro is restricted from involvement in any business competing with the Company’s business until December 31, 2019 (and for so long thereafter as he may be entitled to receive severance payments from the Company). The Employment Agreement also contains customary covenants relating to non-disclosure of Company confidential information and Company ownership of intellectual property and work product.
Edward M. Christie III. On February 29, 2012, we entered into an offer letter with Edward M. Christie III, to join our Company as Senior Vice President and Chief Financial Officer. Under that letter agreement, Mr. Christie is entitled to receive an annual base salary from us initially set at $300,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a sign-on grant of 95,000 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2012 grants for other senior officers. The letter agreement also provided a relocation allowance for Mr. Christie and his family of up to $75,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
John Bendoraitis. On September 7, 2013, we entered into an offer letter with John Bendoraitis, our current Senior Vice President and Chief Operating Officer. Under that letter agreement, Mr. Bendoraitis is entitled to receive an annual base salary from us initially set at $320,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, pursuant to his employment letter agreement, Mr. Bendoraitis provided for a sign-on grant of 32,394 units of equity-based long-term incentive, under our 2011 Plan, which grant was comprised 50% of time-vested restricted stock units and 50% of performance share units, on the same terms as the 2013 grants for other senior officers. The letter agreement also provided for a signing cash bonus of $115,000, a relocation allowance for Mr. Bendoraitis and his family of up to $60,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Thomas C. Canfield. On September 10, 2007, we entered into an offer letter with Thomas C. Canfield, our current Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. Canfield is entitled to receive an annual base salary from us initially set at $275,000, a target bonus at 50% of base salary with the maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 75,000 shares of restricted stock to Mr. Canfield in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family.
Rocky B. Wiggins. On July 25, 2016, we entered into an offer letter with Rocky B. Wiggins, our current Senior Vice President and Chief Information Officer. Under that letter agreement, Mr. Wiggins is entitled to receive an annual base salary from us initially set at $335,000 and a target bonus level of 70% of base salary with a maximum payout capped at 200% of base salary. In addition, the agreement provided for a sign-on grant of 21,809 units of equity-based long-term incentive, under our 2015 Plan, which grant was comprised of time-vested restricted stock units, vesting 50% on September 30, 2018, 25% on September 30, 2019 and 25% on September 30, 2020. The letter agreement also provided a relocation allowance for

Mr. Wiggins and his family of up to $100,000 (subject to documentation of expenses actually incurred) and positive space travel on our airline for the executive and his immediate family.
Outstanding Equity Awards at December 31, 2016
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2016.

			Stock Awards
Name	Vesting Commencement Date		Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That have Not (2)Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(1)
Robert L. Fornaro	1/4/2016	(3)	52,641	3,045,808
	1/4/2016		—	—	140,376	8,122,155
Edward M. Christie III	2/18/2016	(4)	5,044	291,846
	2/18/2016		—	—	10,088	583,692
	2/18/2015	(5)	2,391	138,343
	2/18/2015		—	—	797	46,114
	3/4/2014	(6)	11,058	639,816
	4/8/2013	(7)	2,475	143,204
John Bendoraitis	2/18/2016	(4)	5,044	291,846
	2/18/2016		—	—	10,088	583,692
	2/18/2015	(5)	2,391	138,343
	2/18/2015		—	—	797	46,114
	3/4/2014	(6)	10,938	632,873
	10/21/2013	(8)	4,049	234,275
Thomas C. Canfield	2/18/2016	(4)	5,044	291,846
	2/18/2016		—	—	10,088	583,692
	2/18/2015	(5)	2,391	138,343
	2/18/2015		—	—	797	46,114
	3/4/2014	(6)	11,058	639,816
	4/8/2013	(7)	2,112	122,200
Rocky B. Wiggins	9/30/2016	(9)	21,809	1,261,869
B. Ben Baldanza	—		—	—	—	—

(1)	The market value of shares of stock that have not vested is calculated based on the closing price of our common stock as of December 30, 2016 which was $57.86.

(2)
The number of performance share units shown represents the number of units that may be earned at threshold performance. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company’s total shareholder return compared to that of ten peer airlines over the three-year period commencing on January 1, 2015 and ending on December 31, 2017 for the 2015 grants and to that of ten peer airlines over the three-year period commencing on January

1, 2016 and ending on December 31, 2018 for the 2016 grants. Based on actual 2016 total shareholder return results, the Company's total shareholder return ranked tenth among its peer group as to the 2015 grant of performance share units and third among its peer group as to the 2016 grant of performance share units. For the 2015 grants, the SEC rules dictate that the number of units payable at threshold level (25% of target grant) be shown, as the number of units that would have been earned based on actual results for 2015 and 2016 (instead of through the end of the performance period on December 31, 2017) falls below the threshold level of performance. Under the same SEC rules, for the 2016 grants, the number of units payable at stretch level (200% of target grant) are shown, as the number of units that would have been earned based on actual results for 2016 (instead of through the end of the performance period on December 31, 2018) falls above the target level of performance. In March 2017, 18,717 of Mr. Fornaro's currently held performance share units based on relative total shareholder return were canceled and replaced with 18,717 performance share units based on adjusted operating margin, settled in shares of common stock in an amount from 0% to 200% of the number of units awarded, subject to a two-year performance cycle commencing on January 1, 2017 and ending on December 31, 2018, as described in more detail in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(3)	The remaining unvested restricted stock units (75% of the original grant amount) vest 25% on December 31, 2017 and 50% on December 31, 2018.

(4)	The time-vested restricted stock units vest 25% on each of the four anniversary dates following February 18, 2016.

(5)	The remaining unvested shares of restricted stock (75% of the original grant amount) vest 25% on February 18, 2017, 25% on February 18, 2018, and 25% on February 18, 2019.

(6)
8,929 time-vested restricted stock units vest 100% on March 4, 2018. The remaining unvested restricted stock units (50% of the original grant amount) vest 25% on March 4, 2017 and 25% on March 4, 2018.

(7)	The remaining unvested restricted stock units (25% of the original grant amount) vest on April 8, 2017.

(8)	The remaining unvested restricted stock units (25% of the original grant amount) vest on October 21, 2017.

(9)	The time-vested restricted stock units vest 50% on September 30, 2018, 25% on September 30, 2019 and 25% on September 30, 2020.
Stock Vested in 2016
The following table summarizes the option exercises and stock award vestings for each of our NEOs for the year ended December 31, 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Robert L. Fornaro	17,547	1,015,269
Edward M. Christie	16,212	800,921
John Bendoraitis	5,850	279,567
Thomas C. Canfield	7,100	335,421
Rocky B. Wiggins (2)	—	—
B. Ben Baldanza	30,961	1,392,933

(1)	Represents the vesting date closing market price of a share of our common stock multiplied by the number of shares that have vested.

(2)	Mr. Wiggins joined the Company on September 30, 2016.
Pension Benefits
None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation and benefits that would have become payable to each of our NEOs if our NEO’s employment had terminated on December 31, 2016 as a result of each of the termination scenarios described below, taking into account the named executive’s compensation as of that date. In the case of Mr. Fornaro, the table below captures the provisions under the Fornaro Employment Agreement, dated January 4, 2016.

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Restricted Stock Awards ($) (2)	Value of Continued Health Care Coverage Premiums ($) (3)	Life Insurance Proceeds ($) (4)	Other ($) (5)	Total ($)
Robert L. Fornaro	Termination without Cause (6)	1,946,800	—	14,133	—	2,489	1,963,422
	Resignation	—	—	—	—	—	—
	Change of Control without Termination for Cause (7)	—	5,391,081	—	—	—	5,391,081
	Qualifying Termination in Connection with a Change in Control (8)	1,946,800	5,391,081	14,133	—	2,489	7,354,503
	Death or Disability	—	5,391,081	—	75,000	—	5,466,081
Edward M. Christie	Termination without Cause (6)	357,000	—	17,646	—	575	375,221
	Change of Control without Termination for Cause (7)	—	1,381,749	—	—	—	1,381,749
	Qualifying Termination in Connection with a Change in Control (8)	357,000	1,381,749	17,646	—	575	1,756,970
	Death or Disability	—	1,381,749	—	75,000	—	1,456,749
John Bendoraitis (10)	Termination without Cause (6)	357,000	—	5,396	—	219	362,615
	Change of Control without Termination for Cause (7)	—	1,465,878	—	—	—	1,465,878
	Qualifying Termination in Connection with a Change in Control (8)	357,000	1,465,878	5,396	—	219	1,828,493
	Death or Disability	—	1,465,878	—	75,000	—	1,540,878
Thomas C. Canfield	Termination without Cause (6)	346,800	—	17,646	—	456	364,902
	Change of Control without Termination for Cause (7)	—	1,360,746	—	—	—	1,360,746
	Qualifying Termination in Connection with a Change in Control (8)	346,800	1,360,746	17,646	—	456	1,725,648
	Death or Disability	—	1,360,746	—	75,000	—	1,435,746
Rocky B. Wiggins	Termination without Cause (6)	335,000	—	19,875	—	575	355,450
	Change of Control without Termination for Cause (7)	—	1,261,869	—	—	—	1,261,869
	Qualifying Termination in Connection with a Change in Control (8)	335,000	1,261,869	19,875	—	575	1,617,319
	Death or Disability	—	1,261,869	—	75,000		1,336,869

(1)
Generally represents continuation of salary payments for twelve months except for Mr. Fornaro who is entitled to receive (i) an amount in cash equal to his annual base salary that he would receive after termination date until December 31, 2018, payable in equal installments over a twenty four-month period; and (ii) any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs and a pro rata bonus for the year of termination (i.e., the amount included reflects payout at 100% of Mr. Fornaro's annual base salary that he would have received until December 31, 2018 and the short-term incentive payout in respect of 2016), pursuant to his Employment Agreement.

(2)
Represents the aggregate value of the executive’s unvested restricted stock and restricted stock units that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the closing price of our common stock ($57.86 as of December 30, 2016). Unvested restricted stock unit awards under the 2011 Plan become fully vested in the event of a change in control, only to the extent not assumed by a successor. Also includes the value of 66% of the performance share units granted in 2015 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2015 to the date of the change of control, death or disability based on actual performance up to such date. Also includes the value of 33% of the performance share units granted in 2016 which, in the event of a change of control, death or disability occurring prior to the end of the three-year measurement period, vest pro rata according to the time elapsed from January 1, 2016 to the date of the change of control, death or disability based on actual performance up to such date. Pursuant to our 2007 executive severance plan, payment would be triggered by a termination without cause in connection with a change in control or within twelve months following a change in control or a resignation for good reason within thirty days following a change in control.

(3)
For NEOs other than Mr. Fornaro, represents continued coverage under COBRA for twelve months under the 2007 executive severance plan based on the incremental cost of our contribution as of December 31, 2016 to provide this coverage. In the case of Mr. Fornaro, whether the Company terminates his employment without cause or he resigns from his employment, represents continued coverage under COBRA and, once COBRA lapses, continued health insurance coverage until he reaches 65 years of age. The Company will provide Mr. Fornaro with health insurance benefits until he reaches 65 years of age or becomes entitled to similar health insurance benefits from another employer.

(4) Our NEOs each receive life insurance proceeds of $75,000 upon death, which amounts have been included in the table. We pay the premiums for term life insurance for all eligible employees providing coverage ranging between $20,000 and $100,000.
(5) For NEOs other than Mr. Fornaro, represents the value of a free family travel pass for twelve months and use of a Company-owned mobile phone for thirty days in order to allow the participant to transition to another device. The value of the flight benefits for twelve months was calculated using an incremental cost approach, assuming that executives and eligible family members would each take ten round trip flights during the period, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by the named executive officer for the air transportation. In the case of Mr. Fornaro, in the event of a termination other than due to death or a termination following a change in control, represents the value of a lifetime travel pass (including immediate family) on our flights, as provided under his employment agreement. The present value of the lifetime flight benefit was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables. The value was calculated using an incremental cost approach, assuming that Mr. Fornaro and his eligible family members would each take ten round trip flights during each year, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by Mr. Fornaro for the air transportation.
(6) Represents the benefits payable to Mr. Fornaro under his Employment Agreement and the benefits payable to each other NEO under the 2007 executive severance plan. Severance benefits are triggered under our 2007 executive severance plan when the executive is terminated without cause. Effective September 1, 2014, our 2007 executive severance plan was amended to allow the Board to terminate an executive for poor performance without triggering severance benefits. Such amendment does not apply to our NEOs, other than Mr. Wiggins who was hired in September 2016.
(7) Represents the benefits payable to the NEOs under the 2011 Plan. In the event that a successor company in a change of control refuses to assume or substitute for an outstanding equity award, such award shall become fully vested and, if applicable, exercisable, and all forfeiture restrictions shall lapse, in each case, as of immediately prior to the consummation of the change in control.
(8) Except for Mr. Fornaro, represents the benefits payable to each NEO under the 2007 executive severance plan in the event of a termination without cause in connection with a change in control or within twelve months following a change in control or a termination for good reason within thirty days following a change in control. In the case of Mr. Fornaro, pursuant to his Employment Agreement, represents an amount in cash equal to his annual base salary that he would receive after termination date until December 31, 2018, payable in equal installments over a twenty four-month period, any unpaid bonus for the fiscal year preceding the fiscal year in which his termination occurs, and a pro rata bonus for the year of termination.

Equity Compensation Plan Information
The table below provides information relating to our equity compensation plans under which our common stock is authorized for issuance as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity Compensation Plans Approved by Security Holders (1)	558,709 (2)	$8.37 (3)	2,358,283
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	558,709	$8.37	2,358,283

(1) Includes the Spirit Airlines, Inc. 2011 Equity Incentive Award Plan (“2011 Plan”), as it relates to any equity awards granted under the 2011 Plan, and the Spirit Airlines, Inc. 2015 Incentive Award Plan (the "2015 Plan").
(2) Includes shares of restricted stock, restricted stock units and performance share units issuable, and stock options exercisable, pursuant to outstanding award agreements under the 2011 Plan and 2015 Plan. With respect to performance share units, assumes maximum settlement payout achievement; actual achievement may result in the issuance of shares of common stock ranging between 0% to 200% of target, based on the Company’s total shareholder return compared to that of a performance share peer group over the applicable three-year period.
(3) The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding shares of restricted stock, restricted stock units and performance share units.
Compensation Risk Assessment
In March 2017, the Compensation Committee was presented with the results of management's analysis on our compensation policies and practices for our employees to determine if these policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards.
This risk assessment process included a review by management of our compensation policies and practices and identification of risks and risk controls related to the programs. Although management reviewed all compensation programs, it focused on the programs with variability of payout, which means the participant is able to directly affect payout. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, equity incentives, performance appraisals, and leadership and culture. The Compensation Committee agreed with management findings that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us or encourage our employees to take excessive risks in order to receive larger awards, management considered the following:

•
For most of our employees, cash compensation is fixed in the form of base salaries or hourly cash compensation. For our officers and director-level employees, the majority of cash compensation is also fixed in the form of base salaries. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•
In evaluating our performance for purposes of our cash incentive plans, the Compensation Committee reviews our performance under a mix of financial and operating measures to provide a balanced perspective.

•
The Compensation Committee exercises broad discretion in determining compensation amounts, and qualitative factors beyond quantitative financial and operating metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards. For example, for 2016, the determination of bonus payouts under our short-term incentive plan was not purely formulaic and was based in part on the Compensation Committee’s evaluation of qualitative factors beyond quantitative financial metrics.

•
The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Annual equity-based awards vest over multiple years, in the case of restricted stock units or restricted shares, or are settled in a single payment after three years, in the case of our performance share units, in each case subject to the holder’s continuing service with us. This promotes alignment of our employees’ interests with our long-term objectives and interests and with stockholders’ interests.

•
The following risk mitigating controls: (i) stock ownership guidelines for non-employee directors and executive officers; (ii) code of business conduct and ethics and anti-hedging and anti-pledging policy applicable to NEOs and members of the Board; (iii) clawback policy on compensation to executive officers; (iv) basing our short term incentive plan on more than one performance measurement, including both financial and operational metrics; and (v) periodic review of our compensation policies and programs by the Company's internal audit group.

•	We maintain caps on the maximum payouts under our cash incentive plan and our performance share units.

•	We do not currently grant stock options.
This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of the Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://ir.spirit.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Spirit’s audited consolidated financial statements as of and for the year ended December 31, 2016.
The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee also has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and is seeking ratification of such selection by the stockholders.

Audit Committee
Barclay G. Jones, Chairman
Robert D. Johnson
Dawn M. Zier

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board monitors and reviews any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company is to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of such related party. Furthermore, the Company's directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company.
Other than the compensation arrangements with our directors and executive officers described elsewhere in this Proxy Statement, set forth below is the description of the indemnification agreements we have entered into with our directors and executive officers.
Indemnification
We enter into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS
Our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), which is not a part of our proxy soliciting materials, is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2016 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2016 Annual Report to Stockholders may also be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.
We have filed our 2016 Annual Report with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Exhibits to the 2016 Annual Report are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits. All requests should be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.

By Order of the Board of Directors

/s/ Thomas Canfield
Thomas Canfield Secretary
April 5, 2017

spirit airlines

SPIRIT AIRLINES INC.
2800 EXECUTIVE WAY
MIRAMAR, FL 33025

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SAVE**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25462-P86202 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SPIRIT AIRLINES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following two Class III directors to hold office until the 2020 annual meeting of stockholders or until their successors are elected:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert L. Fornaro
02) H. McIntyre Gardner

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E25463-P86202

SPIRIT AIRLINES INC.
2017 Annual Meeting of Stockholders
May 23, 2017 9:00 a.m. ET
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Thomas C. Canfield and Edward M. Christie III, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SPIRIT AIRLINES INC. that the stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders to be held virtually, via live webcast at www.virtualshareholdermeeting.com/SAVE, on May 23, 2017, at 9:00 a.m. ET, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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